Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

BUCKEYE GAS STORAGE LLC, as Seller,

and

BIF II CALGAS (DELAWARE) LLC, as Buyer

Dated as of July 25, 2014

i

SCHEDULES

Schedule 1.1	Sample Net Working Capital Calculation
Schedule 3.4	Restrictions Affecting the LLC Interests
Schedule 3.5	Governmental Approvals and Third Party Approvals (Seller)
Schedule 3.6	Litigation Affecting Seller
Schedule 4.2	Governmental Actions and Orders Affecting the Company
Schedule 4.3	Financial Statements
Schedule 4.4	Absence of Certain Changes
Schedule 4.5(b)	Real Property Agreements
Schedule 4.5(b)	Real Property Liens
Schedule 4.5(d)	Material Personal Property
Schedule 4.5(e)	Sufficiency of Assets
Schedule 4.6	Disclosed Contracts
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Litigation Affecting the Company
Schedule 4.9	Compliance with Laws
Schedule 4.10	Intellectual Property
Schedule 4.11	Tax Matters
Schedule 4.12(a)	Employee Benefit Plans
Schedule 4.12(h)	Equity Based Compensation
Schedule 4.12(j)	Severance; Acceleration of Benefits
Schedule 4.13	Environmental Matters
Schedule 4.14	Insurance
Schedule 4.15	Affiliate Transactions
Schedule 4.20(a)	Company Employee List
Schedule 4.20(g)	Company Employee Employment Exceptions
Schedule 5.4	Governmental Approvals and Third Party Approvals (Buyer)
Schedule 5.5	Litigation Affecting Buyer
Schedule 6.1	Operation of the Business
Schedule 6.10(b)	Substitute Support Obligations
Schedule 7.3(d)	Workover

EXHIBITS

EXHIBIT A	Transition Services
EXHIBIT B	Assignment of LLC Interests
EXHIBIT C	Buyer Guaranty

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of July 25, 2014 (hereinafter this “Agreement”), is made by and between Buckeye Gas Storage LLC, a Delaware limited liability company (the “Seller”), and BIF II CalGas (Delaware) LLC, a Delaware limited liability company (the “Buyer”).

WITNESSETH:

WHEREAS, Seller owns all of the outstanding limited liability company interests in Lodi Gas Storage, L.L.C., a Delaware limited liability company (the “Company”);

WHEREAS, the Company is engaged in the business of storage of natural gas and activities relating thereto in the State of California (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the limited liability company interests in the Company that are outstanding at the time of the Closing (the “LLC Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms will have the respective meanings set forth below:

“Action” shall mean any claim, action, litigation, suit, arbitration, proceeding, investigation, or other legal or administrative proceeding.

“Adjustment Amount” shall have the meaning specified in Section 2.2(c)(iv).

“Adjustment Statement” shall have the meaning specified in Section 2.2(c)(i).

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agent” shall have the meaning specified in Section 6.12.

“Agreement” shall have the meaning specified in the preamble.

“Allocable Tax” shall have the meaning specified in Section 10.2(b).

“Anti-corruption Laws” shall have the meaning set forth in Section 4.9(b).

“Assumed Seller Employee Benefit Plans” means the portion of the Seller Employee Benefit Plans that are assumed by Buyer or an Affiliate of Buyer pursuant to Sections 6.6(h) or 6.6(i).

“Audited Financial Statements” shall have the meaning specified in Section 4.3(a).

“Books and Records” shall have the meaning specified in Section 6.5(a).

“BPL Services Company” shall mean Buckeye Pipe Line Services Company, a Pennsylvania corporation.

“Business” shall have the meaning specified in the recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day banks in the States of New York and California are authorized or required to be closed.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Benefit Plans” shall have the meaning specified in Section 6.6(e).

“Buyer Guarantor” shall mean Brookfield Infrastructure Fund II-A, L.P., Brookfield Infrastructure Fund II-A (CR), L.P., Brookfield Infrastructure Fund II-B, L.P., Brookfield Infrastructure Fund II-C, L.P., Brookfield Infrastructure Fund II-D, L.P., and Brookfield Infrastructure Fund II-D (CR), L.P..

“Buyer Guaranty” shall have the meaning specified in Section 11.20.

“Buyer Indemnified Parties” shall have the meaning specified in Section 9.2(a).

“Buyer Qualified Retirement Plan” means a “pension plan” (as defined in Section 3(2) of ERISA) that is maintained by Buyer or its Affiliate and intended to satisfy the tax qualification requirements of Section 401(a) of the Code.

“Buyer Savings Plan” shall have the meaning specified in Section 6.6(d).

“California Act” shall mean Section 854 of the California Public Utilities Code.

“Cap” shall have the meaning specified in Section 9.2(b)(ii).

“CERCLA” shall have the meaning specified in Section 4.13(a).

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Date Purchase Price” shall have the meaning specified in Section 2.1(a).

“Closing Net Working Capital” shall have the meaning specified in Section 2.2(c)(i).

“COBRA” shall mean the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar applicable Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals.

“Company Employee”  shall mean (1) each current employee or independent contractor of the Company and (2) each employee or independent contractor of Seller or an Affiliate of Seller who (a) primarily devotes his or her business time in connection with the Business or (b) is on Leave and who immediately prior to such Leave primarily devoted his or her business time in connection with the Business; provided that the foregoing shall not include any of Seller’s or its Affiliates marketing employees located in Houston, Texas (other than those marketing employees, if any, who are directly employed by the Company).

“Company Employee Benefit Plan” shall mean an Employee Benefit Plan that is not a Seller Employee Benefit Plan.

“Company Employee List” shall have the meaning specified in Section 4.20(a).

“Confidentiality Agreement” shall have the meaning specified in Section 6.2.

“Control” and its derivative expressions shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPUC” shall mean the California Public Utilities Commission.

“Current Assets” as of a specified date shall mean the current assets of the Company as reflected on a balance sheet of the Company as of such date as determined under GAAP and, subject to the following exclusions, applied in a manner consistent with preparation of the Financial Statements, but excluding, however, (a) cash and cash equivalents, (b) accounts receivable with respect to volumes of gas held or deliverable pursuant to Pad Gas Agreements, and (c)  intercompany accounts between the Company, on the one hand, and Seller, on the other, in each case.

“Current Liabilities” as of a specified date shall mean the current liabilities of the Company (excluding (a) accounts payable with respect to volumes of gas held or deliverable pursuant to Pad Gas Agreements and (b) intercompany accounts between the Company, on the one hand, and Seller or any of its Affiliates, on the other) reflected on a balance sheet of the Company as of such date as determined under GAAP, subject to the foregoing exclusions, applied in a manner consistent with preparation of the Financial Statements.

“Current Representation” shall have the meaning specified in Section 11.21(a).

“Damages” shall have the meaning specified in Section 9.2(a)(i).

“De Minimis Losses” shall have the meaning specified in Section 9.2(b)(ii).

“Deposit” shall have the meaning specified in Section 2.6(a).

“Designated Person” shall have the meaning specified in Section 11.21(a).

“Development Agreement” shall mean that certain Development Agreement, dated as of November 17, 2000, among the Company, Western Hub and Calpine Energy Services, L.P., as successor by merger to CPN Gas Marketing Company, as amended.

“Disclosed Contracts” shall have the meaning specified in Section 4.6(a).

“Disclosure Schedules” shall have the meaning specified in Section 6.9(a).

“Employee Benefit Plan” shall mean (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA, without regard to whether the plan is subject to ERISA), (b) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan (whether qualified or nonqualified), (c) each bonus, deferred compensation or incentive compensation plan or arrangement, (d) each employment, consulting, severance pay, change in control, or other compensatory plan, arrangement, policy or commitment, and (e) any vacation practice or other paid-time off program, in each case, that is or has been maintained, sponsored, contributed to, or required to be contributed to for the benefit of any Company Employee or Company director (or any of their spouses or dependents), or with respect to which the Company may have any liabilities, contingent or otherwise.

“Environmental Laws” shall have the meaning specified in Section 4.13(a).

“EPA” shall have the meaning specified in Section 4.13(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” as applied to any Person means:

(i)            any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member;

(ii)           any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and

(iii)                               any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

Any former ERISA Affiliate of the Company shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company and with respect to liabilities arising after such period for which the Company could be liable under the Code or ERISA.

“Estimated Net Working Capital” shall have the meaning specified in Section 2.2(a)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Agreement” shall mean an executed agreement between Seller Guarantor and Robert B. Russell, in the form provided by Seller to and approved by Buyer prior to the date of this Agreement.

“Final Adjustment Statement” shall have the meaning specified in Section 2.2(c)(iii).

“Final Net Working Capital” shall have the meaning specified in Section 2.2(c)(iii).

“Final Purchase Price” shall have the meaning specified in Section 2.1(a).

“Financial Statements” shall have the meaning specified in Section 4.3(a).

“Firm Storage Service Agreement” shall mean an agreement pursuant to which the Company provides firm gas storage services pursuant to its tariff on file with the CPUC.

“GAAP” shall mean United States generally accepted accounting principles as of the date hereof applied on a consistent basis during the periods involved.

“Governmental Approval” shall mean any consent, approval, authorization or order of, filing with or notification to any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality, whether federal, state, local, domestic or foreign.

“Group Health Plan” shall mean a group health plan within the meaning of Section 5000(b) of the Code (without regard to whether such plan is subject to regulation under the Code) other than a flexible spending account described in Department of Treasury regulations issued under Sections 105 and 125 of the Code.

“HSR” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” shall have the meaning specified in Section 4.13(d).

“Imbalance” means collectively Daily Operating Imbalances, Cumulative Operating Imbalances, and Monthly Trading Imbalances, as each is defined in the OBA.

“Indebtedness” shall mean (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other Current Liabilities arising in the ordinary course of business, (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (e) all interest, fees, prepayment penalties, yield maintenance premiums and similar payments payable upon extinguishment of any of the foregoing, and (f) any guaranty of any of the foregoing; but excluding, however, in each case (i) amounts arising under Interruptible Storage Service Agreements for which a purchase price adjustment is made pursuant to Section 2.2, (ii) accounts payable with respect to volumes of gas held or deliverable pursuant to Pad Gas Agreements, and (iii) any obligation of the Company with respect to which a Support Obligation is provided by Seller or one of its Affiliates.

“Initial Purchase Price” shall have the meaning specified in Section 2.1(a).

“Interest Rate” shall mean the annual rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Interim Financial Statements” shall have the meaning specified in Section 4.3(a).

“Interruptible Storage Service Agreement” shall mean an agreement pursuant to which the Company provides gas storage services, other than Firm Storage Service Agreements, including, without limitation, the temporary or interruptible storage of natural gas in or temporary or interruptible lending of natural gas from the Company’s natural gas storage facilities, each pursuant to its tariff on file with the CPUC.

“Knowledge” shall mean the actual knowledge of (a) as to Seller, Russell Painter, Todd Johnson, Corey Ayers, Ken Thompson, Robert Russell, Kenneth Anderson, Gregory Clark and Eric Kuykendall and (b) as to Buyer, James Reid or Darren Soice, in each case without any personal or individual liability therefor in any circumstance.

“Law” shall mean any statute, law, ordinance, rule or regulation.

“Leave” shall mean any absence from active employment (other than due to vacation or jury duty) under any type of leave for which the Company Employee is entitled to reinstatement upon completion of the leave under the applicable leave policies of the Company.

“Lien” shall mean any charge, claim, community or other marital property interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer or receipt of income.

“LLC Interests” shall have the meaning specified in the recitals.

“Lodi Policies” shall have the meaning specified in Section 4.14.

“Material Adverse Effect” shall mean, with respect to a Person, any effect or change that would be (or would reasonably be expected to be) material and adverse to the assets, business, properties, financial condition or results of operations of such Person, taken as a whole, but excluding any effect related to or resulting from (a) any change in United States or global economic or financial conditions or capital, banking, credit or financial markets generally, (b) any change in conditions in the United States natural gas storage business generally, including any changes in market prices for commodities, goods or services within such business, (c) any change in Law or GAAP or in the authoritative interpretations thereof or in regulatory guidance related thereto, (d) any effect caused by or resulting from the performance of obligations required by this Agreement or consented to by Buyer, (e) any national or international event or occurrence, including changes in regulatory, social or political conditions, acts of war, sabotage or terrorism and (f) any other event or circumstance arising from and after the date of this Agreement for which insurance proceeds are or shall be received by the Company or are otherwise available for recovery, provided that the foregoing exclusions in (a), (b), and (e)  shall not apply to the extent such events or circumstances have a disproportionate effect on the Company, its assets or the Business as compared to other natural gas storage businesses in the United States.

“Minimum Pad Gas” shall mean: (i) if the Closing Date is prior to March 31, 2015, levels necessary to meet all of the Company’s obligations under all Firm Storage Service Agreements in effect as of the Closing Date and all of the Company’s obligations with respect to existing executory transactions under Interruptible Storage Services Agreements in effect as of the Closing Date, in each case from the Closing Date until March 31, 2015; or (ii) the minimum volume of gas needed as inventory to maintain the long-term operational integrity of the reservoir, including the ability to maintain on a long-term basis the maximum reservoir pressures, working gas capacity, and withdrawal/ deliverability rates at the Company’s storage facilities; in each case of (i) and (ii) consistent with historic business practices of the Company.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) of ERISA for which the Company or any ERISA Affiliate of the Company may have any liability, contingent or otherwise.

“Net Working Capital” as of a specified date shall mean Current Assets less Current Liabilities, as reflected on a balance sheet of the Company prepared as of such date (expressed as a negative value if Current Liabilities exceed Current Assets), and as determined in accordance with the accounting policies, practices, procedures, methods, categorizations and techniques as were used in the preparation of Schedule 1(b) (a sample calculation of Net Working Capital as of March 31, 2014).

“Neutral Auditor” shall mean Ernst & Young or, if that firm declines to act as provided in Sections 2.2(c)(iii) or 10.2(c), another independent firm of public accountants, mutually acceptable to Buyer and Seller.

“OBA” shall mean that certain Operating and Balancing Agreement between Pacific Gas and Electric Company and Lodi Gas Storage, LLC, entered into December 14, 2000, as amended from time to time.

“Order” shall mean any judicial judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, or award, in each case to the extent binding and finally determined.

“Pad Gas Agreements” shall mean those Interruptible Storage Service Agreements entered into by the Company for the specific purpose of satisfying a portion of the Company’s Minimum Pad Gas requirements.

“Past Service” shall mean the applicable Company Employee’s past service for the Company while directly employed by the Company and all other service recognized for purposes of the Employee Benefit Plans in which such Company Employee participates.

“Permit” shall mean any license, franchise, registration, permit or authorization of or from any Governmental Entity.

“Permitted Liens” shall have the meaning specified in Section 4.5(c).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing Representation” shall have the meaning specified in Section 11.21(a).

“Pre-Closing Period” shall have the meaning specified in Section 10.1(a).

“Proposal” shall have the meaning specified in Section 6.12.

“Public Official” is any person who is employed by or is acting in an official capacity for a government, a department, agency or instrumentality of a government, or a public international organization.

“Qualifying Copayment or Deductible Expense” shall mean a copayment or deductible expense that (1) was incurred by the Company Employee prior to the Closing and during the calendar year in which Closing occurs, (2) was applicable toward the deductible, coinsurance limit and out-of-pocket maximum under the analogous Group Health Plan of Seller or its Affiliates, (3) is listed on a written schedule furnished by Seller to Buyer within a reasonable period of time (not in excess of 30 Business Days) following the Closing Date, and (4) to the extent required under applicable Laws regarding privacy, with respect to which the Company Employee has authorized Seller to release the information to Buyer.

“RCRA” shall have the meaning specified in Section 4.13(a).

“Real Property Agreements” shall have the meaning specified in Section 4.5(b).

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisors, sources of financing (including counsel for such sources) and consultants.

“Resolution Period” shall have the meaning specified in Section 2.2(c)(iii).

“SARA” shall have the meaning specified in Section 4.13(a).

“Securities Act” shall have the meaning specified in Section 5.7.

“Seller” shall have the meaning specified in the preamble.

“Seller Employee Benefit Plan” shall mean an Employee Benefit Plan for which (1) the Company does not serve as the “plan sponsor” (within the meaning of Section 3(16) of ERISA, (2) the Company is not the sole policyholder under an insurance contract that funds the Employee Benefit Plan and (3) the Company is not the only employer that is a party to the contract pursuant to which the Employee Benefit Plan is maintained.

“Seller Employee Benefit Plan Liabilities” shall mean all liabilities, contingent or otherwise, of Seller and its Affiliates arising under or relating to the Seller Employee Benefit Plans that are not Assumed Seller Employee Benefit Plans.

“Seller Guarantor” shall mean Buckeye Partners, L.P., a Delaware limited partnership.

“Seller Indemnified Parties” shall have the meaning specified in Section 9.3(a).

“Seller Policies” shall mean all of the policies of insurance carried by Seller or its Affiliates (excluding the Company) that insure the Company or the operation of its Business on or prior to the Closing Date.

“Seller Savings Plan” shall mean the Buckeye Pipe Line Services Company Retirement and Savings Plan.

“Seller Severance Plan” shall mean the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company as in effect on November 27, 2013.

“Site Assessment” shall have the meaning specified in Section 6.2.

“Straddle Period” shall have the meaning specified in Section 10.1(a).

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or membership interests the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of such entity or, directly or indirectly through one or more Subsidiaries, serves as the general partner or manager of such entity.

“Support Obligation” shall mean any contract or agreement under which Seller or Buyer, as applicable, or any of their respective Affiliates (other than the Company) shall have agreed to act as guarantor or surety with respect to any obligation of the Company, whether by guaranty, suretyship contract, letter of credit, indemnity agreement, performance bond or otherwise, as set forth on Schedule 6.10(b).

“Survival Period” shall have the meaning specified in Section 9.1(b).

“Tax Claim” shall have the meaning specified in Section 10.3(a).

“Taxes” shall mean (1) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, windfall profits, environmental, customs duties, capital stock, franchise, import, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, value added, alternative minimum, add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separated or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify, reimburse or otherwise assume or succeed to the Tax liability of, any other person.

“Taxing Authority” shall mean any Governmental Entity serving as a Tax authority.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning specified in Section 8.1(b)

“Third-Party Approvals” shall mean any approval, consent, waiver, variance, exemption or any other authorization of or notification to any Person that is not a Governmental Entity or an Affiliate of the Person seeking such Third-Party Approval.

“Threshold” shall have the meaning specified in Section 9.2(b)(ii).

“Transfer Taxes” shall have the meaning specified in Section 10.6.

“Transition Services Agreement” shall mean that certain transition services agreement entered into between Buyer and Seller at Closing in substantially the form attached hereto as Exhibit A.

“WARN” shall have the meaning specified in Section 6.6(a).

“Workover” shall mean the refurbishment of wells Lodi M3A, Lodi M6 and Lodi M3.

Section 1.2                                    Interpretation.  When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  For purposes of this Agreement, (a) words in the singular will be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and (d) captions to articles, sections and subsections of, and schedules and exhibits to, this Agreement are included for convenience and reference only and shall not constitute a part of this Agreement or affect the meaning or construction of any provision hereof; (e) “currently conducted”, “presently conducted”, “currently used” or and words of similar import when used to modify the Business shall mean the conduct of the Business in a manner consistent to produce the financial results reflected in the Financial Statements.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II
PURCHASE PRICE; CLOSING

Section 2.1                                    Purchase Price.

(a)                                 Amount of Purchase Price.  The purchase price for the LLC Interests shall be one hundred five million dollars ($105,000,000) (the “Initial Purchase Price”).  The Initial Purchase Price shall be adjusted pursuant to Section 2.2(a) (as so adjusted, the “Closing Date Purchase Price”) and shall be further adjusted pursuant to Section 2.2(c) hereof (the Initial Purchase Price, as so finally adjusted, being the “Final Purchase Price”).

(b)                                 Payment of Closing Date Purchase Price.  At the Closing, Buyer shall pay to Seller an amount equal to the Closing Date Purchase Price, such payment to be made by wire transfer of immediately available funds, in United States Dollars, to such bank account as shall be designated by Seller in writing at least one Business Day prior to Closing.

Section 2.2                                    Purchase Price Adjustments.

(a)                                 Closing Purchase Price Adjustments and Procedures

(i)                                     Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an authorized officer of Seller setting forth Seller’s good faith estimate, as of the Closing Date, of Net Working Capital (the “Estimated Net Working Capital”).

(ii)                                  The Closing Date Purchase Price shall equal the Initial Purchase Price (a) increased by the Estimated Net Working Capital if such amount is positive or decreased by the Estimated Net Working Capital if such amount is negative and (b) decreased by the amount of any Indebtedness.

(b)                                 Adjustment Methodology.  The purchase price adjustments hereunder shall be calculated as of the Closing Date, without giving effect to any of the transactions hereunder and without any duplication.

(c)                                  Final Purchase Price Adjustment and Procedures.

(i)                                     Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Adjustment Statement”) which shall set forth Buyer’s calculation, as of the Closing Date, of Net Working Capital (“Closing Net Working Capital”).  Buyer shall provide Seller and its independent accountant and financial advisor, at no expense to Buyer, with all reasonable access during normal business hours to the working papers, accounting and other books and records of the Business to the extent in Buyer’s possession and reasonably required to facilitate Seller’s review of the Adjustment Statement.

(ii)                                  After receipt of the Adjustment Statement, Seller shall have twenty (20) days to review the factual basis, mathematical calculations and accounting methods used therein.  On or prior to the 20th day after receipt of the Adjustment Statement, Seller shall deliver written notice to Buyer specifying in detail any disputed items and the basis therefor.  If Seller fails to so notify Buyer of any such disputes on or prior to the 20th day after receipt of the Adjustment Statement, the Closing Net Working Capital set forth on the Adjustment Statement shall be deemed accepted by Seller and shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(iii)                               If Seller so notifies Buyer of any disputed items on the Adjustment Statement in accordance with the above provisions, Seller and Buyer shall, over the twenty (20) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.  If at the conclusion of the Resolution Period, Seller and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Seller and Buyer to the Neutral Auditor.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Buyer and 50% by Seller.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense.  The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period.  In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute.  Seller and Buyer shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than forty-five (45) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period).  Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and non-appealable for all purposes hereunder.  The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement agreed to (or deemed agreed to) by Seller and Buyer in accordance with Section 2.2(c)(ii) or this Section 2.2(c)(iii), or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(c)(iii), in each case setting forth the final determination of Closing Net Working Capital (“Final Net Working Capital”).

(iv)                              If the Final Net Working Capital is greater than Estimated Net Working Capital, Buyer shall pay to Seller an amount equal to such excess, and if the Final Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency.  Any payments required pursuant to this Section 2.2(c)(iv) (the “Adjustment Amount”) shall be made by wire transfer of immediately available funds to the account designated by Seller or Buyer, as the case may be, in United States Dollars, within five (5) Business Days after (a) the Adjustment Statement has been accepted or deemed accepted by Seller pursuant to Section 2.2(c)(ii), (b) any proposed change made by Seller has been agreed upon in writing by the parties as described in Section 2.2(c)(iii) or (c) a final determination has been made by the Neutral Auditor as described in Section 2.2(c)(iii), as applicable.  Payments due shall be paid to the applicable party together with interest at the Interest Rate from and including the Closing Date to but excluding the date of payment.

Section 2.3                                    Closing.  Unless this Agreement shall have been terminated pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P. in New York, New York, at 9:00 a.m., local time, on the third Business Day after all of the conditions to the Closing set forth in Article VII hereof (other than those that by their terms are to be satisfied at the Closing) are satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time of the Closing being the “Closing Date”).

Section 2.4                                    Buyer Deliveries.  At the Closing, Buyer shall deliver to Seller:

(a)                                 a certificate confirming the good standing of Buyer from the Secretary of State of the State of Delaware, dated within ten (10) Business Days of the Closing Date;

(b)                                 a copy of the certificate of formation of Buyer, as amended, certified as of a date not earlier than ten (10) Business Days prior to the Closing Date;

(c)                                  Buyer’s duly executed counterpart of an assignment of the LLC Interests, substantially in the form set forth on Exhibit B;

(d)                                 a certificate from an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(e)                                  evidence of approval of all the Governmental Entities required of Buyer as set forth on Schedule 5.4;

(f)                                   an amount equal to the Closing Date Purchase Price as provided in Section 2.1, subject to Section 2.6(a);

(g)                                  a copy of completed Form BOE-100-B (Statement of Change in Control and Ownership of Legal Entities) that Buyer will timely submit to the State of California Board of Equalization;

(h)                                 the Transition Services Agreement; and

(i)                                     such other agreements, consents, documents and instruments as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Seller or its counsel may reasonably request in connection with the purchase of the LLC Interests contemplated hereby.

Section 2.5                                    Deliveries of Seller.  At the Closing, Seller shall deliver to Buyer:

(a)                                 certificates from the Secretary of State of the State of Delaware dated within ten (10) Business Days of the Closing Date confirming the due organization and good standing of Seller and the Company;

(b)                                 certificates from the Secretary of State of the State of California dated within ten (10) Business Days of the Closing Date confirming the due qualification and good standing of the Company;

(c)                                  a duly executed assignment of the LLC Interests, substantially in the form set forth on Exhibit B;

(d)                                 a cross receipt acknowledging receipt of the Closing Date Purchase Price payable at Closing pursuant to Section 2.1;

(e)                                  a certificate from an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied;

(f)                                   resignations or terminations of all of the officers, directors and managers of the Company, effective as of the Closing Date;

(g)                                  evidence of the approvals of the Governmental Entities required of Seller or the Company, and the receipt of any Third-Party Approvals and Permits, all as set forth in Schedule 3.5;

(h)                                 a duly completed and executed certification of non-foreign and non-disregarded entity status pursuant to Section 1.1445-2(b)(2) of the Department of Treasury regulations;

(i)                                     a certificate from an authorized representative of Seller, dated as of the Closing Date, attaching a complete copy of the limited liability company agreement of the Company as in effect on the Closing Date;

(j)                                    a duly completed and executed California Real Estate Withholding Certificate (Form 593-C) with respect to the real property and the real property interests that are the subject of the Real Property Agreements;

(k)                                 the original minute books, membership records, and all other company, business, tax and financial files and records, and seals (if any) of the Company in its possession;

(l)                                     the Transition Services Agreement;

(m)                             a copy of the Executive Agreement; and

(n)                                 such other agreements, consents, documents and instruments as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Buyer or its counsel may reasonably request in connection with the purchase of the LLC Interests contemplated hereby.

Section 2.6                                    Deposit; Failure to Close.

(a)                                 Within two (2) Business Days following the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with Seller an amount equal to five million two hundred fifty thousand dollars ($5,250,000) (plus accrued interest thereon, the “Deposit”).  Except as otherwise provided in Sections 2.6(b) or 2.6(c), the Deposit shall be applied toward the Closing Date Purchase Price at the Closing.

(b)

(i)                                     If (1) all conditions precedent to the obligations of Buyer set forth in Article VII have been met and (2) the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of the failure of Buyer to satisfy the closing conditions in Section 7.2(a) or Section 7.2(b), then, in such event, Seller shall have the right to terminate this Agreement, and retain the Deposit.

(ii)                                  If (1) all conditions precedent to the obligations of Seller set forth in Article VII have been met and (2) the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of a knowing and intentional action or inaction of Seller that results in the failure of Seller to satisfy the closing conditions in Section 7.3(a) or Section 7.3(b) then, in such event, Buyer shall have the right to terminate this Agreement, and Seller shall within 10 days from the date of such termination (x) return the Deposit to Buyer, free of any claims by Seller with respect thereto, and (z) pay to Buyer by wire transfer in same day funds an additional amount equal to two million five hundred thousand dollars ($2,500,000).

(c)                                  If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in Section 2.6(b), then Buyer shall be entitled to the return of the Deposit within 10 Business Days, free of any claims by Seller with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND SELLER GUARANTOR

Seller represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date:

Section 3.1                                    Due Organization and Power of Seller and Seller Guarantor.  Each of Seller and Seller Guarantor is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company or limited partnership power and authority, as applicable, to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  Each of Seller and Seller Guarantor is duly authorized, qualified or licensed to do business as a foreign limited liability company or limited partnership, as applicable, and is in good standing in every jurisdiction wherein, by reason of its direct or indirect ownership of the LLC Interests, the failure to be so qualified would prevent or delay either Seller or Seller Guarantor from fully discharging its obligations under this Agreement.

Section 3.2                                    Authorization and Validity of Agreement.  This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action, as applicable, by Seller and Seller Guarantor, and each of Seller and Seller Guarantor has full limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by each of Seller and Seller Guarantor and constitutes a valid and legally binding obligation of each of Seller and Seller Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

Section 3.3                                    Non-Contravention.  The execution and delivery by Seller and Seller Guarantor of this Agreement do not, and the consummation by Seller and Seller Guarantor of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the certificate of formation, limited liability company agreement or limited partnership agreement, as applicable, of Seller, Seller Guarantor or the Company or (b) assuming that all Governmental Approvals and Third-Party Approvals set forth in Schedule 3.5, or in the documents identified therein, have been obtained or made, (i) violate any Law or Order to which Seller, Seller Guarantor or the Company is subject or (ii) constitute a breach of, violation of or default under any material contract to which Seller, Seller Guarantor or the Company is a party or by which Seller’s, Seller Guarantor’s or the Company’s assets are bound.

Section 3.4                                    LLC Interests.  Seller Guarantor holds of record and is the beneficial owner of 100% of the limited liability company interests of Seller.  Seller holds of record and is the beneficial owner of 100% of the LLC Interests, free and clear of all Liens other than those arising pursuant to the Company’s limited liability company agreement or transfer restrictions under applicable securities laws or as identified on Schedule 3.4.  The LLC Interests constitute all of the issued and outstanding membership interests in the Company.  The LLC Interests are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 3.4, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance, repurchase or voting of any of the LLC Interests, nor are there any securities convertible into or evidencing the right to purchase such LLC Interests, except Buyer’s rights under this Agreement.  At the Closing, Seller shall transfer to Buyer the LLC Interests, free and clear of any Liens other than those created by Buyer and its Affiliates, those arising pursuant to this Agreement or the limited liability company agreement of the Company or transfer restrictions under applicable securities laws or as identified on Schedule 3.4.

Section 3.5                                    Actions, Orders and Approvals.  Except as set forth in Schedule 3.5, no Action or Order is pending or, to the Knowledge of Seller, threatened against or pertaining to the Company, Seller, or Seller Guarantor by or before any Governmental Entity which would have a Material Adverse Effect on the Company, Seller or Seller Guarantor.  Except as set forth in Schedule 3.5, no Governmental Approval or Third-Party Approval is required on the part of Seller or Seller Guarantor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Governmental Approvals or Third-Party Approvals the failure of which to obtain would not reasonably be expected to materially and adversely affect Seller’s or Seller Guarantor’s ability to perform its obligations hereunder or which have been (or prior to Closing will be) obtained.

Section 3.6                                    Litigation.  Except as set forth in Schedule 3.6, there are no (a) Orders against Seller or any of its Affiliates (other than the Company) or (b) Actions instituted by any Person other than Buyer or its Affiliates pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Affiliates (other than the Company), in either of the foregoing clauses (a) or (b), (i) challenging or seeking, or the effect of which would reasonably be expected to, restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Seller or Seller Guarantor from performing in all material respects its obligations under this Agreement.

Section 3.7                                    Finders; Brokers.  Neither Seller nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or the Company will be liable or obligated.

Section 3.8                                    Bankruptcy.  Seller is not subject to any pending bankruptcy proceeding, and to Seller’s Knowledge, no proceeding is contemplated, in which Seller would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Seller represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date:

Section 4.1                                    Due Organization of the Company; No Subsidiaries.  The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite limited liability company power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  The Company is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing in California and every other jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Material Adverse Effect on the Company.

Section 4.2                                    Governmental Approvals; Consents and Actions.  Except as set forth in Schedule 4.2, no Action or Order is pending or, to the Knowledge of Seller, is threatened against Company by or before any Governmental Entity that would have a Material Adverse Effect on the Company.  Except as set forth in Schedule 3.5, no Permit from or of any Governmental Entity or any Third-Party Approval is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for Permits the failure of which to obtain would not have a Material Adverse Effect on the Company or which have been (or prior to Closing will be) obtained.

Section 4.3                                    Financial Statements.

(a)                                 Schedule 4.3 contains a copy of the audited financial statements of the Company as of, and for the years ended, December 31, 2013, 2012 and 2011 (collectively, the “Audited Financial Statements”) and the unaudited balance sheet and statement of income of the Company as of and for the three (3) month period ended March 31, 2014 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the financial condition and the results of the operations of the Company, as of the respective dates and for the respective periods indicated. The Financial Statements have been prepared in accordance with GAAP in all material respects on a consistent basis throughout the periods involved and consistent with the internal accounting practices of Seller for equivalent prior accounting period, except as otherwise disclosed in Schedule 4.3 or the Financial Statements and, with respect to the Interim Financial Statements, subject to normal year-end adjustments and the absence of notes.

(b)                                 EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV, SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING PAST FINANCIAL PERFORMANCE OF THE BUSINESS OR PAST FINANCIAL PERFORMANCE OF THE ASSETS OWNED OR USED BY THE BUSINESS OR AS TO ANY FINANCIAL INFORMATION OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS.  SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING FUTURE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE FUTURE FINANCIAL PERFORMANCE ASSETS OWNED OR USED BY THE BUSINESS OR FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED OR USED BY THE BUSINESS.  BUYER FURTHER AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV OR IN THE CERTIFICATES TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 2.4(d), NO INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY, SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY

WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.

Section 4.4                                    Absence of Changes.  Except as otherwise disclosed in Schedule 4.4 or in the Financial Statements, from December 31, 2013 to the date of this Agreement, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) the Company has not taken any of the actions described in Sections 6.1(a) through 6.1(p), and (c) there has been no change, event, or loss affecting the Business that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.5                                    Property.

(a)                                 The Company does not own in fee title any real property.

(b)                                 Schedule 4.5(b) sets forth a complete and correct list of all leases, waivers of mineral owners, mineral deeds and all material (x) easements and waivers of either surface or subsurface interests or both, (y) pipeline easements and rights-of-way and (z) access agreements, and all similar material agreements used by the Company in the conduct of the Business (the “Real Property Agreements”).  Except as set forth in Schedule 4.5(b): (i) each Real Property Agreement is a valid, binding and enforceable obligation of the parties thereto and in full force and effect according to its terms; (ii) the Company is not in default or breach and, to the Knowledge of Seller, no other party thereto is in default or breach under any Real Property Agreement in any material respect; (iii) there are no claims affecting any such Real Property Agreement of which Seller has received written notice, and no party has given written notice to the Company of such party’s intent to terminate any Real Property Agreement; (iv) to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a material violation or material breach of, or give any Person the right to exercise any material remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Real Property Agreement; (v) except as set forth in Schedule 3.5 hereto, no Real Property Agreement requires any material Third-Party Approval in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (vi) as of the Closing Date, all rent, royalties, shut-in royalties, overriding royalties and all other payments or portion thereof then due and payable by the Company under any Real Property Agreement have been paid in full through the Closing Date (other than any such payments for which a purchase price adjustment is made pursuant to Section 2.2).  The Company is not currently participating in any discussions or negotiations regarding termination or material modification or amendment of any Real Property Agreement.  The Real Property Agreements, and the real property which is the subject thereof, constitute all rights in real property necessary for the conduct of the Business as currently conducted.

(c)                                  The Company holds and possesses the Real Property Agreements and the real property interests which are the subject thereof, free and clear of all Liens, except (i) Liens described in Schedule 4.5 (none of which shall survive the Closing); (ii) Liens disclosed in the Financial Statements; (iii) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings (and as to which adequate reserves are reflected in the Financial Statements); (iv)

mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, but only to the extent the underlying obligations are not more than sixty (60) days past due or are being contested in good faith; (v) with respect to personal property liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) Liens, easements, licenses, covenants, rights-of-way and other conditions and restrictions (A) recorded in the applicable real property records of Sacramento, San Joaquin or Solano Counties, California, (B) that would be disclosed by an accurate survey of such property, and (C) set forth in applicable zoning, building and other similar regulations, so long as no such matter identified in clauses (A), (B) or (C) prevents or materially hinders or interferes with the use of such property substantially as currently used for the purposes of the Business; (vii) restrictions, if any, created or existing pursuant to the Disclosed Contracts, the Real Property Agreements or the matters and agreements listed in Schedules 3.4, 3.5 and 4.9, other than as a result of a breach of any of the foregoing by the Company, and (viii) such defects, burdens, encumbrances, imperfections or irregularities of title, if any, as are not substantial in character, amount or extent and do not, individually or in the aggregate, materially impair the conduct of normal operations of the Business as currently conducted or materially and adversely affect the assets of the Company (the matters described in clauses (i) through (ix) above are collectively referred to herein as the “Permitted Liens”).

(d)                                 Schedule 4.5(d) lists all material personal property used by the Company in the conduct of the Business as currently conducted.

(e)                                  The Company has good and marketable title free and clear of all Liens other than Permitted Liens to all personal property used by the Company in the conduct of the Business as currently conducted and all such personal property is in all material respects adequate for the purposes for which such assets are currently used or held for use, and are serviceable and in reasonably good operating condition (subject to normal wear and tear).  Except as set forth on Schedule 4.5(e), such personal property, together with the Real Property Agreements, and the real property which is the subject thereof, comprise all of the assets required for the conduct of the Business as currently conducted.

Section 4.6                                    Contracts.

(a)                                 Except as disclosed in Schedule 4.6 or as entered into after the date hereof in accordance with the provisions of Section 6.1, there are no outstanding commitments, contracts or agreements (other than Real Property Agreements) to which the Company is a party or by which it is bound: (i) that are: (A) Firm Storage Service Agreements, (B) interconnect agreements with a third-party pipeline, (C) Interruptible Storage Service Agreements (including Pad Gas Agreements or any other gas storage agreement) or (D) interconnection agreements with an end-use customer of natural gas; (ii) that involve (A) commitments by the Company for terms of twelve (12) months or longer that involve annualized payments of more than $250,000 or (B) payment of more than $500,000 in the aggregate, and in the case of the foregoing (ii)(A) and (ii)(B), are not terminable by their terms, without penalty, on thirty (30) days or less notice, (iii) that contain a covenant not to compete restricting the Company from competing or engaging in any line of business; (iv) under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness, (B) granted a Lien

(other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of $250,000 of committed credit (excluding trade receivables in the ordinary course of business) or (C) any indemnity, any guaranty of performance, or any agreement to provide credit support or otherwise make capital contributions, loans or advances; (v) that are current contracts to which the Company is a party for the purchase or sale of any business, corporation, partnership, joint venture or other business organization; (vi) that involve hedges, swaps, fixed priced commitments or other derivatives; or (vii) any amendment, supplement, restatement, or other modification relating to any of the foregoing.  Contracts identified in Schedule  4.6 are hereafter referred to collectively as the “Disclosed Contracts”.

(b)                                 Except as described in Schedule 4.6, (i) each Disclosed Contract is valid and in full force and effect and is enforceable against the Company according to its terms, (ii) neither the Company nor, to the Knowledge of Seller, any other party thereto is in default or breach under any such Disclosed Contract in any material respect, (iii) to the Knowledge of Seller, no event has occurred that with the lapse of time or giving of notice would constitute a default thereunder and (iv) no party has delivered written notice exercising any termination rights with respect thereto.

Section 4.7                                    No Undisclosed Liabilities.  Except as set forth in Schedule 4.7, the Company does not have any liability or obligation of any nature (whether or not absolute, accrued, fixed, contingent or otherwise) that would be required to be reflected in, reserved against or otherwise described on a consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP, except: (x) those set forth or reflected in the Financial Statements, (y) those arising under Disclosed Contracts or Real Property Agreements, other than by reason of the Company’s breach or (z) those incurred since the balance sheet included with the Interim Financial Statements in the ordinary course of business.

Section 4.8                                    Litigation.  Except as set forth in Schedule 4.8, there are no Orders against and there are no Actions pending or, to the Knowledge of Seller, threatened in Law or in equity, or before any Governmental Entity, against the Company that, if determined or resolved adversely, would have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.9                                    Compliance with Laws.

(a)                                 Except as disclosed in Schedule 4.9, (a) the Company has all material Permits issuable by Governmental Entities and required thereby for the operation of the Business as presently conducted (including the provision of any firm or interruptible storage service), (b) all such Permits are in full force and effect and no action, claim or proceeding is pending nor, to Seller’s Knowledge, threatened, to suspend, revoke, restrict or terminate any such Permit or declare any such Permit invalid; and (c) the Company is, and has been for the past three (3) years, in compliance in all material respects with all of the Laws and Orders applicable to its existence, financial condition, operations, services, and business.  Seller is not making any representation or warranty in this Section 4.9 with respect to any Taxes, employees and employee benefit matters or any environmental matters with respect to the Company or the

Business, it being agreed that such matters are exclusively addressed in Sections 4.3, 4.11, 4.12, 4.13 and 4.20, as applicable.

(b)                                 The Company has not and, to the Seller’s Knowledge, none of the Company’s agents or other persons acting on the Company’s behalf, has taken, directly or indirectly, any action or refrained from taking any action that would cause the Company or any of its subsidiaries to be in violation of the US Foreign Corrupt Practices Act of 1977 (collectively, “Anti-corruption Laws”).

(c)                                  The Company has established and continues to maintain reasonable internal policies, procedures, and controls intended to ensure compliance with Anti-corruption laws, including reasonable policies, procedures, and controls designed to ensure that the Company’s agents or other third parties do not make payments that would cause the Company to be in violation of Anti-corruption Laws.

(d)                                 The Company has not and, to the Seller’s Knowledge, none of the Company’s agents or other persons acting on the Company’s behalf, has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a person, including a Public Official to obtain or retain business or to secure any improper advantage that would cause the Company to be in violation of Anti-corruption Laws (e.g., a tax rate lower than allowed by law).

(e)                                  To the Knowledge of Seller, none of the Company’s or Seller’s officers, directors, employees or agents is a Public Official.

Section 4.10                             Intellectual Property.  Except as set forth on Schedule 4.10, the Company does not own, license or utilize any material registered patents, trademarks, trade names, service marks, copyrights, proprietary software (which, for purposes of clarity, does not include “off-the-shelf” software), domain names on any applications therefor (collectively, “Intellectual Property”), in connection with the Business. The Company has no liability for the infringement of the Intellectual Property of any third party.

Section 4.11                             Tax Matters.   Except as set forth in Schedule 4.11:

(a)                                 all Tax Returns required to be filed on or prior to the Closing Date with respect to the Company, the Business, or the activities or assets of the Company have been timely filed, all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations, and all Taxes due and payable by or with respect to the Company, the Business, or the activities or assets of the Company, have been timely paid (whether or not shown as due on any Tax Return);

(b)                                 no audit, examination, written inquiry or other proceeding by any Taxing Authority is pending with respect to any Taxes due by or with respect to the Company, the Business, or the activities or assets of the Company, no written assessment of tax is proposed against the Company, the Business, or the activities or assets of the Company for any period ending prior to the Closing Date other than those assessments that are being contested in good faith and are set forth in Schedule 4.11;

(c)                                  no extension of time to file any Tax Return relating to the Company, the Business, or the activities or assets of the Company has been requested or is currently in effect;

(d)                                 there is no waiver or extension of any statute of limitations regarding the assessment or collection of any Tax relating to the Company, the Business, or the activities or assets of the Company currently in effect;

(e)                                  each of Seller and the Company is, and has since its date of inception been treated as, a disregarded entity pursuant to Section 7701 of the Code and corresponding provisions of state or local Law that permit such treatment;

(f)                                   the Company has not entered into any transaction that is either a “listed transaction” or a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4 as modified by annually issued revenue procedures and other Internal Revenue Service guidance);

(g)                                  no claim has ever been made in a jurisdiction where Tax Returns concerning or relating to the Company or the Business have not been filed to the effect that the Company or the Business may be subject to taxation by that jurisdiction or to the effect that Tax Returns and Taxes relating to the Company or the Business are required to be filed and paid;

(h)                                 the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i)                                     no Tax Return that relates to or concerns the Company or the Business, has been audited or examined by a government or taxing authority for any period after December 31, 2007, nor is any audit or examination in progress or pending, and no notice of any request for such an audit or other examination has been received;  and

(j)                                    the Company does not have any liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise.

Section 4.3 and this Section 4.11 contain the sole and exclusive representations and warranties of Seller with respect to Taxes.

Section 4.12                             Employee Benefit Representations.

(a)                                 Schedule 4.12(a) lists each Employee Benefit Plan, and also specifies for each such plan (1) whether the Company serves (or at any time during the past six years has served) as the “plan sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) for the Employee Benefit Plan and (2) whether the Employee Benefit Plan is a Seller Employee Benefit Plan.

(b)                                 No condition exists with respect to any Employee Benefit Plan that has resulted or would reasonably be expected to result in a material liability to Buyer or any Lien upon the assets of the Company.

(c)                                  No defined benefit plan (as defined in Section 3(35) of ERISA) that is subject to ERISA is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate of the Company, other than a Multiemployer Plan, failed to meet the minimum funding standard determined under Section 303 of ERISA, whether or not waived, as of the last day of the most recent fiscal year of the plan.

(d)                                 No Company Employee Benefit Plan in which Company Employees participate is a Multiemployer Plan.  To Seller’s Knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Multiemployer Plan for which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.  None of Seller, the Company or any ERISA Affiliate of Seller or the Company, has received notice from any Multiemployer Plan that it is in reorganization or is insolvent within the meaning of Sections 4241(a) and 4245(b) of ERISA, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that a Multiemployer Plan will be or has been terminated.

(e)                                  Each Company Employee Benefit Plan has been maintained and administered in compliance with its terms and all applicable Laws in all material respects.  For each Company Employee Benefit Plan, Seller has made available to Buyer, to the extent applicable, copies of (1) the three most recent Forms 5500 filed with a Governmental Entity, (2) the trust agreement, insurance policy, or other funding vehicle, (3) the “top hat” filing statement filed with a Governmental Entity in lieu of a Form 5500, and (4) all determination letters issued by the Internal Revenue Service, (5) the most recent actuarial valuation report, (6) the most recent summary plan description and summaries of material modifications thereto, and (7) all correspondence to and from any Governmental Entity concerning any matter that is still pending.  For each Company Employee Benefit Plan, (i) all participant data necessary to administer the Company Employee Benefit Plan is in the possession of the Company and is in a form that is sufficient for the proper administration of the Company Employee Benefit Plans in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects and (ii) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Company Employee Benefit Plan participant have been duly and timely filed or distributed.

(f)                                   The Company has no contractual obligation to contribute to a defined benefit plan (as defined in Section 3(35) of ERISA), a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or a Multiemployer Plan.

(g)                                  All material accrued obligations of the Company, whether arising by operation of law or contract, for compensation and benefits, including but not limited to, bonuses, accrued vacation and paid leave and benefits under Company Employee Benefit Plans, and for Taxes and other material obligations to any Governmental Entity with respect to such compensation and benefits, have been paid or adequate accruals for such obligations are reflected on the Financial Statements.

(h)                                 Except as specified in Schedule 4.12(h), no equity-based compensation has been granted to any of the Company Employees by Seller or any of its Affiliates that has not been paid in full.

(i)            Other than legally required continuation coverage under COBRA, the Company has not made any commitment to provide any current or former Company Employees or directors of the Company any medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for periods extending beyond their retirements or other terminations of service.

(j)            Except as set out in Schedule 4.12(j), the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (1) entitle any Company Employee to severance pay or other compensation or benefit under an Employee Benefit Plan, (2) accelerate the time of payment or vesting of any compensation or benefits under any Employee Benefit Plan of any Company Employee, or (3) increase the amount of compensation payable to any current or former Company Employee.

(k)           There is no litigation, action, proceeding, audit, examination or claim pending or, to the Knowledge of Seller, threatened or contemplated relating to any Company Employee Benefit Plan (other than routine claims for benefits) that could result in any liability of the Company.  Neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company of a civil penalty under Section 409 or 502(i) of ERISA or a Tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code and no fact exists that could reasonably be expected to give rise to such liability.

(l)            Each Company Employee Benefit Plan that provides life insurance, accidental death and dismemberment or long-term disability benefits for current or former Company Employees is fully insured.  The Company is the sole policyholder of any insurance policy that insures life insurance, accidental death and dismemberment or long-term disability benefits under a Company Employee Benefit Plan.

(m)          The terms of the Seller Savings Plan are the subject of a favorable determination or opinion letter issued by the Internal Revenue Service or the remedial amendment period under Section 401(b) of the Code applicable to the Seller Savings Plan will not have not expired prior to the Closing Date.  The Seller Savings Plan has not been operated in a manner that would adversely affect its qualified and tax exempt status under Sections 401(a) and 501(a) of the Code.

(n)           This Section 4.12 and Sections 4.3 and 4.20 contain the sole and exclusive representations and warranties of Seller relating to employee and employee benefit matters.

Section 4.13          Environmental Matters.  Except as set forth in Schedule 4.13:

(a)           The Company is not in material violation of any applicable statute, judgment, order, license, rule or regulation pertaining to environmental protection or conservation of resources, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act,

the California Global Warming Solutions Act of 2006, the California Environmental Quality Act, or any applicable similar Law of any other Governmental Entity of similar import, and all amendments or regulations promulgated thereunder (hereinafter “Environmental Laws”);

(b)           The Company has all material Permits issuable by Governmental Entities and required thereby under Environmental Laws for the operation of the Business as presently conducted and all such Permits are in full force and effect and no action, claim or proceeding is pending nor, to Seller’s Knowledge, threatened, to suspend, revoke, restrict or terminate any such Permit or declare any such Permit invalid;

(c)           The Company has previously provided to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the operation of the Business, environmental conditions at, on, or underlying the property, and non-compliance with applicable Environmental Laws which are in the possession or control of the Company;

(d)           The Company has not received written notice from any third party, including without limitation any federal, state, municipal or local authority or regulatory body or other Governmental Entity, (A) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case to the extent regulated by any Environmental Laws (“Hazardous Substances”), which the Company generated, transported or disposed of, has been found at any site at which a federal, state or local agency or other third party has conducted an investigation and in respect of which Hazardous Substances the Company may have a remediation liability or obligation pursuant to any Environmental Law; or (C) that it is or shall be a named party to any Action under Environmental Laws arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22)) of Hazardous Substances, and, to Seller’s Knowledge, there are no facts or circumstances which could reasonably be expected to form the basis for a claim of any of the foregoing against the Company; and

(e)           The Company has not released Hazardous Substances into the environment in violation of any Environmental Law, or in a manner that would reasonably be expected to result in material liability to the Company under any Environmental Law.

(f)            This Section 4.13 and Section 4.3 contain the sole and exclusive representations and warranties of Seller relating to Environmental Laws and Hazardous Substances.

Section 4.14          Insurance.  Schedule 4.14 sets forth a list of all of the policies of insurance carried by the Company that directly insure the operation of the Business on or prior to the Closing Date (collectively, the “Lodi Policies”). All premiums due and payable under the Lodi Policies have been paid in a timely manner. No written notice of cancellation or non-renewal of any Lodi Policy has been received by the Company. There is no material claim pending or as to which coverage has been denied or disputed under any Lodi Policy by the underwriters or issuers thereof.

Section 4.15          Affiliate Transactions.  Except for the matters disclosed in Schedule 4.15 (none of which will survive the Closing) or as specifically required by this Agreement, neither Seller, nor any of the members, managers, partners, directors, officers and other Affiliates of the Company is a party to any agreement or contract with the Company or has any interest in any property used in the Business, other than agreements or contracts involving employment, each of which have been previously made available to Buyer, and salaries, expense reimbursement and employee benefits in respect of employment in the ordinary course of business.

Section 4.16          Finders; Brokers.  Neither Seller nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which the Company will be liable.

Section 4.17          Interruptible Storage Services.  As of the Closing Date, the Company will have no volumetric or financial exposure with respect to the provision of interruptible gas storage services, other than in respect of (i) pad gas held by the Company pursuant to the Pad Gas Agreements or (ii) transactions pursuant to Firm Storage Service Agreements or Interruptible Storage Service Agreements for which a purchase price adjustment is made pursuant to Section 2.2.

Section 4.18          Gas in Inventory; Liability for Gas.

(a)           As of May 27, 2014, the volume of the Company’s owned pad gas was 3,208,430 MCF.  From May 27, 2014 through the Closing, the Company has not sold any of its owned pad gas.  As of the Closing Date, the Company will have the Minimum Pad Gas in inventory.

(b)           As of Closing, there will be no imbalances under the OBA that would give rise to any right of Pacific Gas and Electric Company to (i) terminate, suspend, or modify the services provided under the OBA, or (ii) cash out any such imbalances (excluding any such amounts accounted for in Net Working Capital).

(c)           As of Closing, the Company will not have any liability to any third party for any volume of gas or any payment obligations with regard to any gas other than gas then held by the Company in its storage facilities pursuant to Firm Storage Service Agreements or Interruptible Storage Service Agreements.

Section 4.19          No Other Representations or Warranties.  Buyer and Seller covenant and agree that:

(a)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV, SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, CONCERNING THE COMPANY, THE BUSINESS OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO THE PROBABLE SUCCESS OR PROFITABILITY OF

THE OWNERSHIP OF THE LLC INTERESTS OR THE OWNERSHIP, USE OR OPERATION BY BUYER AFTER THE CLOSING OF THE BUSINESS OR ANY OF THE ASSETS OF THE COMPANY, OR ANY LIABILITIES OF THE COMPANY AS OF THE CLOSING, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES CONCERNING THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSET, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV, BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, CAPACITIES, CAPABILITIES OR INTEGRITY OF THE NATURAL GAS RESERVOIRS, WELLS, PIPELINES, EQUIPMENT OR OTHER ASSETS OF THE COMPANY, AND ALL OF THE ASSETS OF THE COMPANY (INCLUDING REAL AND PERSONAL PROPERTY) ARE BEING PURCHASED BY BUYER, INDIRECTLY THROUGH THE PURCHASE OF THE LLC INTERESTS, ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS.

Section 4.20          Employee Representations.

(a)           Schedule 4.20(a) contains a list (the “Company Employee List”) of all Company Employees.  The Company Employee List further includes, for each Company Employee, the Company Employee’s (1) name, current job title and work location, (2) date of hire, (3) length of Past Service,          (4) employer, (5) current base salary or base hourly rate of compensation, (6) accrued vacation, (7) accrued paid time off, (8) prior year’s actual and current year’s target bonus and incentive compensation, and (9) whether the Company Employee is classified as an employee or an independent contractor. The Company Employee List also specifies, for each Company Employee, whether the Company Employee is employed on a part-time or a full-time basis.  The Company Employee List also specifies, for each Company Employee, whether the Company Employee is on Leave and in the case of a Company Employee on Leave, the current expected return-to-work date if known by the Company.  The Company shall promptly update the Company Employee List from time to time prior to the Closing to ensure its continuing accuracy.

(b)           During the last 12 months, other than changes in the ordinary course of business, no material changes have occurred in the work force involving Company Employees, including material employee terminations, employee transfers in or out, employee leasing arrangements, secondments, reallocations of duties and outsourcing of duties or functions. The Company Employees are sufficient to operate the Business.

(c)           None of the Company or any of its Affiliates is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to the Company Employees.

(d)           The Company and its Affiliates have been in compliance in all material respects with all applicable Laws concerning the Business and the employment of Company Employees (including but not limited to, as applicable, the Labor Management Relations Act, the National

Labor Relations Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act and the Fair Labor Standards Act).

(e)           None of Seller, the Company or any of their Affiliates are parties to a collective bargaining agreement or legally binding commitment to any trade union or employee organization or group in respect of or affecting Company Employees and, to the Knowledge of Seller, no labor union or labor organization is engaged in any formal procedure to organize the Company Employees for the purpose of collective bargaining.

(f)            The Company is not a party to, or is otherwise bound by, any collective bargaining agreement relating to the Company Employees. To the Knowledge of Seller, no labor union, labor organization or group of employees is seeking or has sought to organize the Company Employees for the purpose of collective bargaining.

(g)           At all times during the past three (3) years, all current and former Company Employees have been properly classified as either employees or independent contractors. Except as set forth on Schedule 4.20(g), all current and former Company Employees have been employed exclusively by the Company for the entire periods during which they worked in connection with the Business.

(h)           There is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Seller, threatened or contemplated relating to the employment or termination of employment of any Company Employee.

(i)            This Section 4.20 and Sections 4.3 and 4.12 contain the sole and exclusive representations and warranties of Seller relating to employee and employee benefit matters.

ARTICLE V
REPRESENTATIONS RELATING TO BUYER AND BUYER GUARANTOR

Buyer represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

Section 5.1            Due Organization and Power of Buyer and Buyer Guarantor.  Each of Buyer and Buyer Guarantor is duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite power and authority to conduct its business as it is now being conducted, and to own, lease and operate its assets and properties.  Each of Buyer and Buyer Guarantor is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would impair materially Buyer’s or Buyer Guarantor’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2            Authorization and Validity of Agreement.  This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action by Buyer and Buyer Guarantor, and each of Buyer and Buyer Guarantor has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by each of Buyer and Buyer Guarantor and constitutes a valid and legally binding obligation of each of Buyer and Buyer Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.

Section 5.3            Non-Contravention.  The execution and delivery by Buyer and Buyer Guarantor of this Agreement do not, and the consummation by Buyer and Buyer Guarantor of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Buyer or Buyer Guarantor or (b) assuming that all Governmental Approvals and Third-Party Approvals set forth in Schedule 5.4 or the documents identified therein have been obtained or made, (i) violate any Law or Order to which Buyer or Buyer Guarantor is subject or (ii) constitute a breach or violation of or default under any material contract to which Buyer or any of its Affiliates (including Buyer Guarantor) is a party or by which Buyer’s or Buyer Guarantor’s assets are bound, except with respect to clause (b) for any such breach, violation or default (A) which would not impair materially Buyer’s or Buyer Guarantor’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (B) that has been waived, cured or consented to on or prior to the Closing Date.

Section 5.4            Actions, Orders and Approvals.  Except as set forth in Schedule 5.4, no Action or Order is pending or, to the Knowledge of Buyer, threatened against Buyer or Buyer Guarantor by or before any Governmental Entity which would reasonably be expected to impair materially Buyer’s or Buyer Guarantor’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  Except as set forth in Schedule 5.4, no Governmental Approval or Third-Party Approval is required on the part of Buyer or Buyer Guarantor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Governmental Approvals or Third-Party Approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on Buyer’s or Buyer Guarantor’s ability to perform its obligations hereunder or which have been (or prior to Closing will be) obtained.

Section 5.5            Litigation.  Except as set forth in Schedule 5.5, there are no (a) Orders against Buyer or any of its Affiliates (including Buyer Guarantor) or (b) Actions instituted by any Person other than Seller or its Affiliates pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates (including Buyer Guarantor), in either of the foregoing clauses (a) or (b), (i) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement or (ii) preventing Buyer or Buyer Guarantor from performing in all material respects its obligations under this Agreement.

Section 5.6            Independent Decision.  Buyer (a) has knowledge and experience in financial and business matters, (b) has the capability of evaluating the merits and risks of investing in the Business, (c) can bear the economic risk of an investment in the LLC Interests and (d) is not in a disparate bargaining position with Seller.  Buyer acknowledges that, to its Knowledge, it and its Representatives have been permitted such access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its Representatives have desired or requested to see or review, and that it and its representatives have had such opportunity to meet with the officers and employees of the Company involved in the conduct of the Business to discuss the businesses and assets of the Business as Buyer has deemed necessary.  Buyer acknowledges that none of Seller, the Company or any of their respective Affiliates or any of the respective Representatives of any of the foregoing, nor any other Person, has made any representations or warranties, expressed or implied, as to the accuracy or completeness of any information regarding the Business or the Company that has been furnished or made available to Buyer and its Representatives, except as expressly set forth in this Agreement or in the schedules and exhibits hereto and certificate delivered in connection herewith, and none of Seller, the Company or any of their respective Affiliates or any of the respective Representatives of any of the foregoing, or any other Person, shall have or be subject to any liability (other than pursuant to the express terms of this Agreement, or for actual fraud) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information with respect to the Business or the Company and any information, documents or material made available to Buyer in management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

Section 5.7            Purchase for Investment.  Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that the LLC Interests are not registered under the Securities Act or under any state or foreign securities Laws.  Buyer represents that it is not an underwriter, as such term is defined under the Securities Act, and is purchasing the LLC Interests solely for investment, with no intention to distribute any of the LLC Interests to any Person, and Buyer will not sell, transfer or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules promulgated thereunder, and any other applicable securities Laws.

Section 5.8            Financial Capacity; No Financing Condition.  Buyer has available to it as of the date hereof (or has commitments therefor) and will at Closing have funds sufficient to consummate the transactions contemplated by this Agreement.  Buyer acknowledges that its obligations to effect the transactions contemplated hereby are not subject to the availability to Buyer or any other Person of financing.

Section 5.9            Finders; Brokers.  Neither Buyer nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Seller (or, prior to Closing, the Company) could become liable or obligated.

Section 5.10          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person makes any other representations or warranties, whether express or implied, on behalf of Buyer.

ARTICLE VI
AGREEMENTS OF BUYER AND SELLER

Section 6.1            Operation of the Business.  Until the Closing, Seller shall use its commercially reasonable efforts to cause the Company to conduct the Business and to operate and maintain its assets in the ordinary course consistent with past practices, keep the books and records of the Company in accordance with past practices, maintain all of its existing insurance coverage, maintain good working relationships with its customers and suppliers and employees consistent with past practices and pay all of its trade payables and other obligations on a timely basis.  Seller will not, and shall cause the Company not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld, delayed or conditioned) or as otherwise permitted by this Agreement or Schedule 6.1 or as required by Law, take any of the following actions with respect to (and only with respect to) the Company:

(a)           amend its certificate of formation or limited liability company agreement, or issue or agree to issue any additional membership interests (or other equity interests) of any class or series, or any securities convertible into or exchangeable or exercisable for membership interests (or other equity interests), or issue any options, warrants or other rights to acquire any membership interests (or other equity interests);

(b)           effect any split, combination or reclassification of or redeem, repurchase or otherwise acquire, directly or indirectly, any of the LLC Interests;

(c)           sell, transfer, pledge, mortgage or otherwise dispose of or encumber or create any Lien (other than a Permitted Lien or any Lien that will be released at or prior to Closing) against any of the material assets of the Business other than in the ordinary course of business;

(d)           except as contemplated by Section 6.10(a), cancel any material debts, settle or waive any material claims or waive any material rights pertaining to the Business;

(e)           incur, assume or guarantee any Indebtedness;

(f)            make or change any Tax elections (except as required by Law), adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, file any amendment to a Tax Return, enter into any closing agreement with respect to Taxes, or settle any claim or assessment with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes, or settle or compromise any Tax liability;

(g)           enter into any employment or severance agreement or any other compensation arrangement binding on the Company or that would be binding on Buyer pursuant to Section 6.6;

(h)           except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Company;

(i)            except for those activities and expenditures contemplated by Schedule 6.1, make any capital expenditure or make any commitment to make any capital expenditure in excess of $250,000, other than (i) pursuant to existing commitments set forth in the Disclosed Contracts or Real Property Agreements, (ii) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business, or (iii) as may be necessary to maintain or restore safe operations of the Business or respond to any catastrophe or other emergency situation;

(j)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring;

(k)           allow or cause the Company to acquire (by purchase, merger or otherwise) any equity interest in, or otherwise make any investment in, any other Person, or enter into any joint venture, partnership or similar agreement, other than (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof, (ii) commercial paper maturing within one year from the date of creation, (iii) deposits maturing within one year from the date of creation thereof, including certificates of deposit, or (iv) deposits in money market funds investing exclusively in investments described in clauses (i), (ii) or (iii);

(l)            knowingly allow any material Permit held by the Company to terminate or lapse;

(m)          enter into any agreement or amend, modify or terminate any Disclosed Contract or Permit to which either Company is a party or by which any of their assets are bound, except that the Company may (i) enter into agreements for the conduct of the Business or the maintenance of the Company’s assets in the ordinary course of business consistent with past practices and (ii) enter into or amend Firm Storage Service Agreements and Interruptible Storage Service Agreements consistent with past practices and in accordance with the Company’s tariffs on file with the CPUC;

(n)           seek authorization to modify its service offerings or tariff on file with the CPUC;

(o)           reduce the levels of pad gas in the Company’s gas storage facilities below the Minimum Pad Gas; or

(p)           agree, whether in writing or otherwise, to do any of the foregoing.

provided, however, that nothing in this Section 6.1 shall preclude (i) Seller or the Company from obtaining the consent of any third party required in connection with the transactions contemplated by this Agreement or (ii) Seller from causing the Company to pay cash dividends, or make cash distributions to Seller or its Affiliates at any time prior to the Closing; and provided, further, that (i) the Company may prepare and submit to the CPUC (other than as set forth in Section 6.1(n)) and other Governmental Entities applications for the issuance of Permits or other authorizations, and (ii) Seller may take such actions that are necessary to satisfy the condition precedent set forth in Section 7.1(c).

Prior to the Closing, Seller shall cause the Company to manage the operation of its interruptible storage services business in accordance with the Company’s existing risk management policy. Additionally, prior to the Closing and for informational purposes only, Seller shall give notice (which may be made by email or other electronic submission) to Buyer (or to a representative of Buyer) immediately, on a daily basis, if the Interruptible Storage Services business’ “value at risk” measurement exceeds One Million Dollars ($1,000,000) (as measured and determined consistent with past practice of the Company).

Section 6.2            Investigation of Business; Site Assessment; Confidentiality.  During the period commencing on the date hereof and ending upon the earlier of the date of termination of this Agreement and the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause the Company to, provide, upon reasonable request and notice, Buyer and its authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Business for the purpose of reviewing information and documentation relative to the properties, books and records of the Business and inspecting the properties; provided that Buyer shall not be entitled to perform any seismic tests or drilling or other “invasive” tests (environmental or otherwise) without the prior written consent of Seller (which may be withheld in its sole discretion); provided further that Buyer’s environmental investigation of the properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments:  Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”).  For the avoidance of doubt, the conducting of the Site Assessment by Buyer shall not in any way diminish or otherwise affect Seller’s obligations and liabilities under Article IX.  Buyer agrees to comply (and to cause its authorized representatives to comply) fully with the rules, regulations and instructions issued by the Company regarding the actions of Buyer and its authorized representatives while upon, entering or leaving the properties and, at the Company’s discretion, any such authorized representatives shall be accompanied by a representative of the Company.  Upon the Company’s or Seller’s written request, Buyer shall furnish, free of costs, the Company or Seller with a copy of any written report prepared by or for Buyer related to any Site Assessment of the properties as soon as reasonably possible after it is prepared.  Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, Seller shall not be required to permit any inspection, to disclose any information, or to consent to any communication with any Person if, in the reasonable judgment of Seller, such action would (i) result in the disclosure of any trade secrets of third parties to whom Seller or its Affiliates owe an obligation of confidentiality (provided that Seller shall use its commercially reasonable efforts to obtain the consent of such third parties to such disclosure) or proprietary predictive models of Seller or its Affiliates, (ii) violate any obligation of Seller or its Affiliates with respect to confidentiality (provided that Seller shall use its commercially reasonable efforts to obtain the consent of any third party to such inspection, disclosure or communication), or applicable Law, (iii) result in (as determined by Seller’s legal counsel) the loss of a legal privilege or a violation of HSR or any other applicable laws, rules or regulations.  In addition, nothing in this Agreement shall be construed to permit Buyer or its Affiliates or any of their respective Representatives to have access to any files, records, contracts or documents of Seller or its Affiliates relating to this transaction, including any bids or offers received thereby for the sale of the LLC Interests or any information or analyses (including financial analyses) relating thereto, it being agreed that all such bids, offers, information and analyses shall be the sole property of Seller and its Affiliates.  Buyer agrees to indemnify and hold harmless, release and defend Seller, the Company, their respective Affiliates and the respective Representatives of the foregoing from and against any and all losses arising, in whole or in part, from the acts or omissions of Buyer or its Affiliates or any of their respective Representatives in connection with Buyer’s or its representatives’ inspection of the properties, books and records of the Business, including claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, which indemnification obligation shall survive the Closing and the termination of this Agreement.  Buyer and its Affiliates and their respective Representatives will hold in confidence all information obtained from Seller, the Company, their respective Affiliates or the respective Representatives of the foregoing in accordance with the provisions of the confidentiality agreement dated as of March 13, 2014 (the “Confidentiality Agreement”) by and among Seller, the Company and Brookfield Infrastructure Group Corporation, the terms and provisions of which shall survive the termination of this Agreement.  Prior to Closing, Buyer shall not, without the prior written consent of Seller, contact or communicate with customers or suppliers of Seller or the Company.

Section 6.3            Efforts; Cooperation; No Inconsistent Action.

(a)           Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent that it is required to satisfy (or cause to be satisfied).  Each of Buyer and Seller shall make all filings which it may be required to file in connection with the consummation of the transactions contemplated by this Agreement as soon as practicable, but in no event later than sixty (60) days after the date of this Agreement for filings under the California Act (which shall be made jointly by Buyer and Seller), and thirty (30) Business Days after the date of this Agreement for filings under HSR, if required.  Each party shall promptly furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity, including any filings necessary under the provisions of HSR and the California Act.  Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and its representatives, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the CPUC or any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.  With the exception of payment of the required filing fees and the parties’ costs and expenses necessary to prosecute such filings, neither Seller nor Buyer shall be required to make any material monetary expenditures, commence or participate in any material litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person or Governmental Entity in connection therewith.

(b)           From time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

(c)           Seller and Buyer shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its Knowledge, threatened, which challenges the transactions contemplated hereby.  Seller and Buyer shall act in good faith and shall not take any action inconsistent with its obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement, or the prompt receipt of required consents or approvals under HSR (if required), the California Act or other applicable Laws.

(d)           After the Closing Date, each party shall have reasonable access to the employees of the other party and its Affiliates, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Business prior to the Closing Date.  The parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Entity, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of LLC Interests or the operation of the Business, prior to the Closing Date.  Notwithstanding any other provision of this Agreement to the contrary, each party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 6.3 in which Seller and Buyer are subjects or parties or in which they have a material interest.

Section 6.4            Public Disclosures.  Prior to the Closing Date, no party to this Agreement or its representatives or Affiliates will issue any press release or make any public disclosure concerning the transactions contemplated by this Agreement or the contents of this Agreement without the prior written consent of the other party, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the above, nothing in this Section 6.4 will preclude any party from making any disclosures that are required by Law or the rules or regulations of any agency or exchange with jurisdiction over such party (or the securities of any of its Affiliates) or are necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that, where practicable, the party required to make such disclosure shall allow the other party reasonable time to review and comment thereon in advance of such disclosure.

Section 6.5            Access to Records and Personnel.

(a)           Buyer shall retain (or use commercially reasonable efforts to cause the Company after Closing to retain) the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers (in each case, including electronic versions thereof) relating to the Business or the Company and the period before Closing (the “Books and Records”) for the period of time set forth in its records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable Order or other court order but in any event for at least seven (7) years.  After the seven-year period, before Buyer or the Company shall dispose of any such Books and Records, Buyer shall give at least forty-five (45) days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove and retain all or any part of such Books and Records as Seller may elect.  Notwithstanding the foregoing, Buyer shall retain (or cause the Company to retain) for such longer periods any and all material Books and Records that relate to any ongoing litigation, investigation, Action or proceeding until such time as Buyer is notified of the final conclusion of such matter.

(b)           The parties will allow each other reasonable access to Books and Records, and to personnel having knowledge of the whereabouts and contents of Books and Records, for the preparation of Tax Returns or the defense of litigation and responding to data requests from Governmental Entities.  Each party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such records and personnel to the other party.  The requesting party will hold in confidence (except as required by applicable Law, and then only after giving the disclosing party an opportunity to seek an appropriate remedy) all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party or its Representatives; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

Section 6.6            Employee Matters.

(a)           Pre-Closing and Post-Closing Compensation and Benefits.  As of the Closing Date, Buyer shall, or shall cause the Company or one of Buyer’s Affiliates to, continue to employ each of the Company Employees listed on the Company Employee List who is directly employed by the Company.  Seller shall, or shall cause its Affiliates to, take such actions as are necessary so that all Company Employees are available for meetings with Buyer or any of its Affiliates within ninety (90) days following the date of this Agreement.  Nothing in this Section 6.6(a) shall be construed to limit the ability of Buyer or any of its Affiliates, including the Company, to terminate the employment of any Company Employee lawfully following the Closing Date at any time.  Buyer shall be responsible for all employment, severance, termination and other costs arising from or related to the termination of employment by Buyer or its Affiliates, after the Closing, of any Company Employees,

(b)           Severance Benefits During One-Year Period Following Closing. If the employment of a Company Employee is terminated by Buyer or any of its Affiliates within one year after the Closing Date without cause (as determined by Buyer in its sole discretion), Buyer shall, or cause its Affiliate to, pay such Company Employee severance benefits that are no less favorable than those benefits that would be provided to such Company Employee if he or she were eligible for benefits under the Seller Severance Plan; provided, that, for the avoidance of doubt, for purposes of the covenants in this Section 6.6(b), (1) to the extent the Seller Severance Plan contemplates any discretionary determinations, such determinations shall be made by Buyer or an Affiliate of Buyer rather than Seller or an Affiliate of Seller, (2) the term “Change of Control” will have the meaning specified below, (3) if a Company Employee incurs a termination of employment and is hired by Seller or an Affiliate of Seller within 30 days of the effective date of the termination, no severance shall be due under this Section 6.6(b), (4) the obligation to pay a Company Employee severance benefits under this Section 6.6(b) will be subject to the release condition described below to the extent that the severance benefits exceed two weeks’ of such Company Employee’s base pay and (5) any severance benefits due to a Company Employee under this Section 6.6(b) will be paid in a lump sum cash payment within sixty (60) days following the date of the Company Employee’s Separation from Service; provided, however, that if such severance benefits constitute nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code, then (x) if the release condition described below is applicable and the time period in which such Company Employee may execute and revoke a release agreement begins in one taxable year and ends in another taxable year, the severance benefits payable to such Company Employee shall not be paid prior to the commencement of the second taxable year and (y) if such Company Employee is a Specified Employee, such severance benefits will be paid on the earlier of the date of such Company Employee’s death or the date that is six (6) months following such Company Employee’s

Separation From Service. Notwithstanding the foregoing, to the extent that a Company Employee’s severance benefits exceed two weeks’ base pay, the Company Employee will not be paid the severance benefits described in this this Section 6.6(b), and the Company Employee shall forfeit any right to such payment, unless (i) the Company Employee has signed and delivered to Buyer the standard release of claims agreement of Buyer (which release agreement Buyer shall furnish to the Company Employee at the time of his or her termination of employment) and (ii) the period for revoking such release agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the applicable payment date set forth above.  For the avoidance of doubt, nothing in this Section 6.6(b) shall be construed as an obligation on the part of Buyer or any of its Affiliates to continue the employment of any Company Employee for any period of time, but should any Company Employee incur an involuntary termination of employment during the one year period commencing on the Closing Date Buyer shall comply, and shall cause its Affiliates to comply, with the terms of this Section 6.6(b) with respect to such Company Employee. For purposes of this Section 6.6(b), the terms “Separation From Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A of the Code and the Department of Treasury regulations issued thereunder and the term “Change of Control” means the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of (1) securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities with voting rights or (2) all or substantially all of the assets of the Company other than purchases by Buyer or an Affiliate of Buyer.

(c)           Compensation and Employee Benefits During One-Year Period Following Closing. Commencing as of the Closing Date, and for a period of at least one (1) year thereafter or such longer period as may be required under applicable Laws, while the Company Employee remains employed by Buyer or its Affiliate, Buyer will provide, or will cause an Affiliate, including the Company, to provide each Company Employee with (i) a base salary or base hourly rate of compensation that is not less than the base salary or base hourly rate of compensation that applied to the Company Employee immediately prior to the Closing, (ii) a target bonus opportunity that is not less than the target bonus opportunity that applied to the Company Employee immediately prior to the Closing and (iii) a package of other compensation and employee benefits (including supplemental compensation) that is at least substantially equivalent in the aggregate to those for which such Company Employee was eligible immediately prior to the Closing Date.

(d)           Employee Benefit Plans.  Buyer agrees to have, or cause to be in effect on the Closing Date, a defined contribution plan or plans with a cash or deferred arrangement that, as soon as administratively practicable following the Closing, will covers the Company Employees who are eligible to participate therein, the terms of which satisfy the requirements of Sections 401(a) and 401(k) of the Code (such plan or plans, the “Buyer Savings Plan”).  The Company Employees shall be permitted to roll over their account balances (excluding outstanding loan notes) under the Seller Savings Plan accrued through the Closing Date to their new accounts under the Buyer Savings Plan subject to Buyer’s satisfaction concerning the Seller Savings Plan’s then tax-qualified status.  Seller shall, or shall cause its Affiliates to, take such actions as are necessary to permit the Company Employees to repay their loans outstanding under the Seller Savings Plan on a coupon basis or similar basis following the Closing so that such loans will not automatically default upon the consummation of the transactions contemplated by this

Agreement.  Seller shall, and shall cause its Affiliates to, take such actions as are necessary so that effective as of and contingent upon the Closing all Company Employees shall have fully nonforfeitable interests in their accrued benefits under the pension plans (as defined in Section 3(2) of ERISA but regardless of whether such plans are subject to ERISA) maintained by Seller or any of its Affiliates, including but not limited to the Seller Savings Plan, the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, and the Buckeye Pipe Line Services Company Benefit Equalization Plan. Prior to the Closing, Seller shall, or shall cause its Affiliates to, take such actions as are necessary to ensure that the Company is not an adopting employer with respect to any Seller Employee Benefit Plans following the Closing.

(e)           Service Credit.  From and after the Closing Date, the Company Employees shall be covered under all incentive, compensation and employee benefit plans, policies, agreements and arrangements as Buyer (or the Company or an Affiliate of Buyer, as applicable) may make available in accordance with the requirements of Section 6.6(a) (the “Buyer Benefit Plans”).  In connection with the employment of Company Employees pursuant to Section 6.6(a), Buyer shall cause the Company or one of Buyer’s Affiliates that employs such Company Employees after the Closing (as the case may be) to provide each Company Employee with full service credit for Past Service for all purposes, including eligibility, vesting, and benefit accruals, under the Buyer Benefit Plans in which such Company Employee participates on or after the Closing Date to the same extent such Company Employee’s Past Service was recognized under the corresponding plans, policies, agreements and arrangements in which such Company Employee participated immediately prior to the Closing Date; provided that no service credit for any periods prior to the Closing shall be required to be given for (i)  benefit accrual purposes under any defined benefit pension plan, (ii) any purpose under a Buyer Qualified Retirement Plan, or (iii) any purposes under any post-termination of employment welfare benefits, and further provided that the Buyer will use commercially reasonable efforts to give service credit for disability coverage purposes. The Buyer will take such actions as are necessary to ensure that the Company Employees who are employed by the Company immediately prior to the Closing will have, immediately following the Closing, fully vested and nonforfeitable interests in their benefits accrued under Buyer Qualified Retirement Plans and will not be required to satisfy any service condition to be eligible to participate in a Buyer Qualified Retirement Plan. Buyer and its Affiliates shall be solely responsible for all benefits accruing under the Buyer Benefit Plans.

(f)            Employee Health Plans.  In connection with the employment of the Company Employees pursuant to Section 6.6(a), Buyer shall, or shall use its commercially reasonable efforts to cause the Company or one of Buyer’s Affiliates (as the case may be) to (i) waive all limitations as to preexisting conditions, evidence of insurability, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to each Company Employee under any Group Health Plans established by Buyer, the Company or one of Buyer’s Affiliates pursuant to Section 6.6(a) in which such Company Employee may be eligible to participate on or after the Closing Date, and (ii) provide each Company Employee with credit for any Qualifying Copayment or Deductible Expense paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under such Group Health Plans in which such Company Employee may be eligible to participate on or after the Closing Date.  Buyer shall offer, or shall cause the Company or Buyer’s Affiliate (as the case may be) to offer, continuation health care coverage to the Company Employees and their qualified beneficiaries who incur or incurred a qualifying event, in accordance with the continuation health care coverage requirements of COBRA and any continuation coverage requirements under applicable state law, with respect to claims incurred on or after the Closing Date.

(g)           Equity-Based Compensation. Seller shall, and shall cause its Affiliates to, take such actions as are necessary so that effective as of and contingent upon the Closing all forfeiture and exercisability and performance restrictions applicable to any outstanding equity-based compensation awards granted by Seller or its Affiliates to the Company Employees shall lapse and be deemed satisfied in full.  Seller shall be exclusively responsible for the payment of any such equity-based compensation, including any equity-based compensation under the Buckeye Partners, L.P. 2013 Long-Term Incentive Compensation Plan. No expenses associated with this Section 6.6(g) will be recharged to the Company.

(h)           Annual Incentive Bonuses. Within 30 days following the Closing Date, the Company shall cause the Company Employees to be paid a pro-rata portion of their respective target bonuses under the Buckeye Partners, L.P. Annual Incentive Compensation Plan for the performance period in which the Closing occurs, which pro-rata portion shall be based on the ratio of (i) the number of days during such performance period prior to the Closing Date to (ii) the number of days in such performance period. The Company’s obligations under the Buckeye Partners, L.P. Annual Incentive Compensation Plan will be treated as an Assumed Seller Employee Benefit Plan for purposes of this Agreement.

(i)            Accrued Paid Time Off. Following the Closing, the Company will remain solely responsible for vacation and other accrued paid time off liabilities relating to Company Employees, whether accrued prior to, on, or after the Closing. These Company obligations will be treated as an Assumed Seller Employee Benefit Plan for purposes of this Agreement.

(j)            Unit Deferral and Incentive Compensation Plan. Seller will be solely responsible for the payment of accrued benefits of Company Employees under the Buckeye Partners, L.P. Unit Deferral and Incentive Plan. The obligations under the Buckeye Partners, L.P. Unit Deferral and Incentive Compensation Plan will not be treated as an Assumed Seller Employee Benefit Plan for purposes of this Agreement.

(k)           Benefit Equalization Plan. Seller will be solely responsible for the payment of accrued benefits of Company Employees under the Buckeye Pipe Line Services Company Benefit Equalization Plan. The obligations under the Buckeye Pipe Line Services Company Benefit Equalization Plan will not be treated as an Assumed Seller Employee Benefit Plan for purposes of this Agreement.

(l)            Workers’ Compensation. Claims for workers’ compensation benefits for Company Employees arising out of occurrences prior to the Closing Date shall be the responsibility of Seller.  Claims for workers’ compensation benefits for Company Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Buyer.

(m)          Seller Benefit Plans. For the avoidance of doubt, there shall be no liabilities relating to any Seller Employee Benefit Plan listed on the statement of the Estimated Net Working Capital or the Adjustment Statement, there shall be no Closing Working Capital adjustments with respect to the Seller Employee Benefit Plan Liabilities and Seller alone shall be responsible for the payment of the Seller Employee Benefit Plan Liabilities.

(n)           No Third Party Beneficiaries.  No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan sponsored or maintained by Buyer or any of its Affiliates, or otherwise to limit the right of Buyer and its Affiliates to amend, modify or terminate any of their employee benefit plans.

Section 6.7            Workforce Reduction Notices.  Any workforce reductions carried out on or after the Closing Date by Buyer, the Company or any of Buyer’s Affiliates, as the case may be, shall be done in accordance with all applicable Laws and regulations governing the employment relationship and termination thereof, including the Worker Adjustment and Retraining Notification Act (“WARN”) and regulations promulgated thereunder, and any comparable state or local Law, including California Labor Code Sections 1400-1408, et seq.

Section 6.8            Non-Solicitation.  Each of Seller and Buyer agrees that, except to the extent otherwise provided in this Agreement, for a period of one year beginning on the date of this Agreement, it shall not directly or indirectly induce or attempt to induce any employee of the other party or such other party’s Affiliates (including the Company to the extent applicable) to leave its employ, or in any way directly or indirectly interfere or attempt to interfere with the relationship between such other party and such employee.  This Section 6.8 applies only to employees who, in the case of Seller, devote significant time to the Company prior to Closing and, in the case of Buyer, devote significant time to the Company after Closing.  Notwithstanding the foregoing, the limitations set forth herein shall not prohibit the use of any general solicitations in the newspaper, other publications or circulars, through employment search firms or on Internet sites not directed at such other party’s employees or prohibit the employment of any such employee if such Person initiates contact with the hiring party without the hiring party’s encouragement (excluding the general solicitations described above).

Section 6.9            Amendments of Disclosure Schedules.

(a)           Seller shall, prior to the Closing, by written notice to Buyer, supplement or amend its disclosure schedules attached to this Agreement (“Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained if such supplement or amendment relates to a matter that did not arise until after the date of this Agreement; provided, that if Seller amends any Disclosure Schedule within ten (10) Business Days of the anticipated Closing Date, Buyer shall have the right to postpone the Closing Date until the date which is ten (10) Business Days after Seller revises any such Disclosure Schedule and provides Buyer with a copy thereof. The representations and warranties to which any such amended portions of the Disclosure Schedule relate, so long as the matter so disclosed would not reasonably be expected to have a Material Adverse Effect on the Company, shall be deemed amended as if made on the date hereof to reflect such changes solely for purposes of determining whether the conditions to Closing set forth in Section 7.3(a) have been satisfied. However, if the Closing occurs, then any such Disclosure Schedule amendments or supplements shall not be effective to cure or correct any breach of any representation or warranty that would have existed absent such amendment or supplement for the purposes of (and solely for the purposes of) determining Seller’s indemnification obligations under Section 9.2(a)(ii).

(b)           If a matter disclosed by any supplement or amendment to the Disclosure Schedules or by the Site Assessment (if any) conducted in accordance with Section 6.3 would reasonably be expected to have a Material Adverse Effect on the Company, Buyer may terminate this Agreement by giving written notice to Seller within ten (10) Business Days of receipt of such amended Disclosure Schedule or Site Assessment.

Section 6.10          Intercompany Liabilities; Support Obligations.

(a)           Prior to or on the Closing Date, Seller shall, and shall cause the Company to, settle, repay or cancel all intercompany accounts that are unpaid as of the Closing Date between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand.

(b)           Buyer acknowledges the list of Support Obligations set forth in Schedule 6.10(b) and agrees to use commercially reasonable efforts to substitute for each such Support Obligation by Seller or one of its Affiliates, a comparable Support Obligation by Buyer or one of its Affiliates acceptable to the counterparty thereto and obtain the release of Seller and its Affiliates (other than the Company) from such Support Obligations as of Closing. If, despite such commercially reasonable efforts, Buyer cannot obtain any such substitute Support Obligation or release as of Closing, then Buyer shall (i) enter into a reimbursement and indemnity agreement with Seller or such Affiliate, as applicable, in a form acceptable to Buyer and Seller or such Affiliate, as applicable, for purposes of backstopping the obligations of Seller or such Affiliate under such Support Obligation following the Closing and (ii) use commercially reasonable efforts to effect such release as soon as practicable following the Closing.  In no event shall Seller or any Affiliate of Seller have any obligation to extend the expiration date of any such Support Obligation or otherwise continue to provide any Support Obligation after the expiration date of such Support Obligation.

Section 6.11          Insurance and Indemnities.

(a)           Buyer shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Company’s existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date of this Agreement from the Closing Date on terms, that in all material respects, are no less favorable to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.  Buyer shall maintain for a six-year period all director and officer indemnities in the organizational documents of the Company, and shall extend such indemnities to the individuals serving as directors or officers of the Company immediately prior to the Closing, even though the individuals serving in such capacities may no longer be directors or officers after the Closing.

(b)           Buyer, on behalf of itself and its successors acknowledges and agrees to all of the following:

(i)            After the Closing Date, no insurance coverage is provided under the Seller Policies with respect to the Company or its Business;

(ii)           All rights or claims, whether or not known, which may arise under or with respect to the Seller Policies, are deemed assigned to Seller and its Affiliates;

(iii)          No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing Date, shall be made against the Seller Policies by Buyer or its successors, or any Person subrogated to their rights; and

(iv)          Each of the agreements set out in this Section 6.11(a) shall continue in force after Closing.

(c)           All insurance proceeds received by the Company from and after the date hereof for any claim made or that may be made for events or circumstances arising after the date hereof shall be retained by the Company for the benefit of Buyer; provided that the amount of any claim Buyer may have for indemnification under Section 9.2(a) shall be reduced by the amount of such proceeds.  Seller shall notify Buyer within two (2) Business Days upon the occurrence of any event for which the Company may have a claim in excess of $100,000 under any insurance policy.

Section 6.12          Exclusivity.  Except with respect to this Agreement and the transactions contemplated hereby, Seller agrees that it will not, and it will cause the Company and its respective managers, directors, officers, employees, consultants, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by any of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, Seller or Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a contract, arrangement or agreement with any Person relating to a Proposal.  Seller shall notify Buyer promptly if any substantive inquiries, proposals, or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller, Company, or any of their respective Agents. Notwithstanding the foregoing, Seller, the Company and each of its Agents may take such actions as any of them reasonably deem appropriate to satisfy the condition set forth in Section 7.1(c).  The obligations set forth in this Section 6.12 shall expire upon the earlier of (i) termination of this Agreement and (ii) the Closing Date.  For the avoidance of doubt, nothing in this Section 6.12 shall be deemed to restrict, prohibit or (except for this sentence) apply to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving the equity securities of any direct or indirect equityholder of Seller.

Section 6.13          Operating Reports.

Seller shall provide to Buyer on the first day of each month the then-current Lodi and Kirby Inventory Report, in substantially the form provided in folder 1.06.01 in the data room located at https://dataroom.ansarada.com.

ARTICLE VII
CONDITIONS

Section 7.1            Conditions Precedent to Obligations of Buyer and Seller.  The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)           No Injunction, etc.  There shall have been no Law, injunction, restraining order or decree of any nature by any Governmental Entity that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Entity shall have been instituted which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the enforceability of this Agreement; and

(b)           Regulatory Authorizations.  (i) The Governmental Approvals set forth in Schedules 3.5 and 5.4 shall have been obtained, (ii) the CPUC shall have issued a final and non-appealable decision reasonably acceptable to both Buyer and Seller approving the transfer of the LLC Interests under the California Act and under decisions of the CPUC relating to the gas storage facilities owned by the Company, provided, that the expiration of any rehearing or appeal period with respect to such decision shall not be required as a condition to Closing hereunder if no Person has filed a protest seeking either rejection of the application for such approval or material conditions placed thereon, and (iii) if required, approval shall have been granted under HSR or all applicable waiting periods thereunder shall have lapsed or been terminated.

(c)           Certain Rights.  Any right of Calpine Energy Services, L.P. to exercise the purchase right set forth in Article III of the Development Agreement with respect to the proposed sale of the LLC Interests associated with this Agreement shall have terminated.

Section 7.2            Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement on the terms specified herein shall be subject to the satisfaction of each of the following conditions:

(a)           Representations and Warranties.  Buyer’s representations and warranties made in Article V shall be true and correct on the Closing Date as though made on the Closing Date (disregarding all qualifications as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder;

(b)           Performance of Covenants.  Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing;

(c)                                  Third-Party Approvals.  Buyer shall have obtained all Third-Party Approvals set forth in Schedule 5.4 in accordance with the terms of this Agreement;

(d)                                 Substitution of Support Obligations.  Buyer shall have provided in accordance with Section 6.10(b) substitute Support Obligations for the Support Obligations set forth in Schedule 6.10(b) and delivered releases acceptable in form and substance to Seller, acting reasonably, in favor or Seller or its Affiliates with respect to such substituted Support Obligations; and

(e)                                  Delivery of Closing Deliverables.  On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments, and documents required to be delivered by Buyer under Section 2.4.

Section 7.3                                    Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement on the terms specified herein is subject to the satisfaction of each of the following conditions:

(a)                                 Representations and Warranties.  Seller’s representations and warranties made in Articles III and IV shall be true and correct on the Closing Date as though made on the Closing Date (disregarding all qualifications as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(b)                                 Performance of Covenants.  Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by it prior to or at the Closing;

(c)                                  Third-Party Approvals.  Seller shall have obtained all Third-Party Approvals set forth in Schedule 3.5 in accordance with the terms of this Agreement;

(d)                                 Workover.  Seller shall have completed the Workover in conformance with Schedule 7.3(d) and provided Buyer with a certificate of an authorized officer of Seller verifying such completion;

(e)                                  Federal Energy Regulatory Commission. Neither Seller nor the Company shall have taken any actions that would result in the Company or the services provided by the Company to have become subject to regulation by the Federal Energy Regulatory Commission pursuant to the Natural Gas Act; and

(f)                                   Delivery of Closing Deliverables. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller under Section 2.5.

Section 7.4                                    Frustration of Closing Conditions.  Neither Buyer nor Seller may, for purposes of Section 8.1, rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination Events.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, by written notice to the other party, if the Closing has not occurred by the close of business on the date that is twenty-four (24) months from the date of this Agreement (subject to extension under Section 6.9 and otherwise to accommodate any cure period specified in Sections 8.1(c) or 8.1(d)) (the “Termination Date”), provided that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the party seeking termination of this Agreement to fulfill any material obligation or covenant provided for herein that is required to be fulfilled by it prior to the Closing;

(c)                                  by Buyer, by written notice to Seller, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller; provided that Buyer is not then in material breach of this Agreement;

(d)                                 by Seller, by written notice to Buyer, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer; provided that Seller is not then in material breach of this Agreement;

(e)                                  by either Buyer or Seller if any Law or Order becomes effective prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, upon written notification of the non-terminating party by the terminating party; or

(f)                                   by either Buyer or Seller, by written notice to the other party, if the CPUC fails to issue a final non-appealable order approving the transfer of the LLC Interests under the California Act and under decisions of the CPUC relating to the gas storage facilities owned by the Company within twenty-four (24) months, provided that Buyer and Seller may mutually agree to waive this condition;

(g)                                  by Buyer in accordance with Section 6.9(b);

(h)                                 by Buyer in accordance with Section 2.6(b)(ii); or

(i)                                     by either Buyer or Seller, by written notice to the other party, if Calpine Energy Services, L.P. (or a permitted successor or assign), as successor by merger to CPN Gas Marketing Company, properly exercises the purchase right set forth in Article III of the Development Agreement.

Section 8.2                                    Effect of Termination.  Except as provided for in Section 8.3, in the event of any termination of this Agreement as provided in Section 8.1, neither Buyer nor Seller shall have any further obligations to any other party and the provisions of this Agreement shall not have any further force and effect; provided, however, (a) no such termination shall serve or operate to release any party from any liability with respect to any knowing and intentional breach of its duties and obligations hereunder prior to such termination, it being expressly agreed and acknowledged that such liabilities, and the terms and provisions hereof relating thereto (including provisions of indemnity), shall survive any such termination and (b) Sections 2.6, 6.4, 6.8, 8.2, and Article XI, and Buyer’s indemnification obligations under Section 6.2, shall survive the termination of this Agreement.

Section 8.3                                    Break FeeIf Calpine Energy Services (or any permitted successor or assign), as successor to CPN Gas Marketing Company, exercises the purchase right set forth in Article III of the Development Agreement, Seller shall notify Buyer thereof immediately in writing and pay Buyer, within two (2) Business Days of such exercise or failure to waive, an amount equal to $10,500,000.00 in immediately available funds wired to an account designated by Buyer.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1                                    Survival.

(a)                                 The respective representations and warranties of Seller and of Buyer contained in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date for a period ending on the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.7, 4.1, 5.1, 5.2 and 5.7 shall survive the Closing Date indefinitely, and the representations and warranties contained in Sections 4.11 and 4.12 shall survive until 90 days after the expiration of the applicable statute of limitations.   The covenants and agreements of the parties shall survive the Closing in accordance with their respective terms until such covenant or agreement has been performed.  The applicable survival period set forth above for each such covenant, agreement, representation or warranty is referred to herein as the “Survival Period”.

(b)                                 No claim for Damages or other relief of any kind (including a claim under Sections 9.2(a) or 9.3(a)) arising out of or relating to the breach of any covenant, agreement, representation or warranty under this Agreement may be brought unless a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period.  Notwithstanding anything herein to the contrary, any covenant, agreement, representation or warranty that would otherwise terminate shall continue to survive for any claim for Damages with respect to which such notice is given pursuant to this Agreement prior to the end of the Survival Period, until the matter is finally resolved and any related Damages are paid.

Section 9.2                                    Indemnification by Seller.

(a)                                 Except as otherwise provided in Article X below with respect to Tax matters and subject to the other provisions of this Agreement, Seller shall, from and after Closing, pay, defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”), harmless from and against and in respect of:

(i)                                     Any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Entity and whether or not brought by a third party), including reasonable attorney’s fees, court costs and other documented out-of-pocket expenses incurred investigating or preparing for the foregoing (collectively, “Damages”), which arise out of any breach of any of the covenants or obligations of Seller in this Agreement;

(ii)                                  Damages which arise out of any breach of the representations and warranties of Seller in this Agreement; and

(iii)                               Any Seller Employee Benefit Plan Liability.

(b)                                 The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Sections 9.2(a)(i) and 9.2(a)(ii) shall be subject to each of the following limitations:

(i)                                     Seller’s indemnification obligations under Sections 9.2(a)(i) and 9.2(a)(ii) shall terminate upon expiration of the applicable Survival Period; and

(ii)                                  No reimbursement or payment for any Damages asserted against Seller under Section 9.2(a)(ii) (except with respect to Sections 4.13 and 4.18(a)) shall be required unless and until the cumulative aggregate amount of such Damages equals or exceeds two percent (2%) of the Final Purchase Price (the “Threshold”), and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Threshold; provided that any Damages arising from the same or related facts which total less than One Hundred Thousand Dollars ($100,000.00) (“De Minimis Losses”) shall be excluded in their entirety and Seller in no event shall have any liability hereunder to any Buyer Indemnified Parties for any such De Minimis Losses.

(iii)                               Solely for purposes determining the amount of any Damages with respect to a breach of any of Seller’s representations and warranties in Articles III or IV (but not for purposes of determining the existence of such breach), all such representations and warranties that are qualified by materiality or by reference to Material Adverse Effect shall be deemed to be not so qualified.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) Seller’s aggregate liability to the Buyer Indemnified Parties for Damages arising under Section 9.2(a)(ii), other than to the extent arising out of any breach by Seller of the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.7, 4.1, 4.11 4.12, 4.13 and 4.18(a), shall not exceed fifteen percent (15%) of the Final Purchase Price (“Cap”), (ii) Seller’s aggregate liability to the Buyer

Indemnified Parties for Damages arising under Section 9.2(a)(ii) to the extent arising out of any breach by Seller of the representations and warranties contained in Section 4.18(a) shall not exceed fifteen million dollars ($15,000,000) and (iii) in no event shall Seller’s aggregate liability to the Buyer  Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Final Purchase Price.

(d)                                 Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 9.2, together with the estimated amount of such claim, and Seller shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Buyer desires to participate in any such defense assumed by Seller, it may do so at its sole cost and expense; provided that Seller shall be entitled to control any such defense.  If Seller fails to assume any such defense, it shall be liable to the extent provided under Section 9.2(a) for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel, in the event it is ultimately determined by Order of a competent court that Seller is liable for such claim pursuant to the terms of this Agreement.  No party shall, without the prior written consent of the other party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party and Subsidiaries and Affiliates thereof for any liability arising out of such claim or demand or any related claim or demand.

(e)                                  Seller shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Buyer, if:

(i)                                     the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)                                  the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii)                               the third-party claim would give rise to Damages that are more than the amount indemnifiable by Seller pursuant to this Article IX.

Section 9.3                                    Indemnification by Buyer.

(a)                                 Except as otherwise provided in Article X below and subject to the further provisions of this Agreement, Buyer shall, from and after Closing, pay, defend, indemnify and hold Seller, its Affiliates and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”), harmless from and against and in respect of any and all Damages arising out of (i) any breach as of the Closing Date of any of the representations and warranties of Buyer in Article V, (ii) any breach of any of the covenants or obligations of Buyer in this Agreement, and (iii) actions taken by Buyer, the Company or any of their respective Affiliates on or after the Closing Date or relating to the post-Closing operations of the Company (except to the extent that Buyer is entitled to indemnification from Seller pursuant to Section 9.2).  Notwithstanding anything to the contrary contained in this Agreement, (x) Buyer’s aggregate liability to the Seller Indemnified Parties for Damages arising under Section 9.3(a), other than to the extent arising out of any breach by Buyer of the representations and warranties contained in Sections 5.1, 5.2 and 5.7, shall not exceed the Cap; (y) any claim for reimbursement for Damages by Seller Indemnified Parties shall be subject to De Minimis Losses and the Threshold (and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Threshold); and (z) in no event shall Buyer’s aggregate liability to the Seller Indemnified Parties for all Damages under or relating to this Agreement and the transactions contemplated hereby exceed the Final Purchase Price.

(b)                                 Buyer’s indemnification obligations under Section 9.3(a) shall terminate upon expiration of the applicable Survival Period.

(c)                                  The indemnities provided in this Section 9.3 shall survive the Closing.

(d)                                 Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 9.3, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Seller within sixty (60) days of receipt of Seller’s written notice.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Seller desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense; provided that Buyer shall be entitled to control any such defense.  If Buyer fails to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Seller, including reasonable fees and disbursements of counsel, in the event it is ultimately determined by Order of a competent court that Buyer is liable for such claims pursuant to the terms of this Agreement.  No party shall, without the prior written consent of the other party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party and Subsidiaries and Affiliates thereof for any liability arising out of such claim or demand.

(e)                                  Buyer shall not be entitled to assume the defense of such third-party claim, but shall be able to participate fully and jointly with Seller, if:

(i)                                     the third-party claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)                                  the third-party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii)                               the third-party claim would give rise to Damages that are more than the amount indemnifiable by Buyer pursuant to this Article IX.

Section 9.4                                    Other Indemnification Matters.

(a)                                 The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any insurance or other proceeds received by the indemnified party in connection with such Damages.

(b)                                 The indemnities in Sections 9.2 and 9.3 shall survive Closing.  The indemnities provided in Sections 9.2 and 9.3 and in Section 11.18 and the provisions of Section 11.22 shall, from and after Closing, be the sole and exclusive remedy of the Seller Indemnified Parties against Buyer and the Buyer Indemnified Parties against Seller at law or in equity relating to this Agreement in the transactions contemplated hereby; provided that no limitations set forth in this Article IX shall apply to any claim for Damages arising from actual fraud or criminal acts.  The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Final Purchase Price unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)                                  The parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Damages to the extent such Damages are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2.

(d)                                 Each of the Seller Indemnified Parties and Buyer Indemnified Parties shall use its commercially reasonable efforts to mitigate any Damages in respect of any claim for which it is seeking indemnification in connection with this Agreement.  Without limiting the foregoing, the amount of Damages for which indemnification is provided under Section 9.2(a)(ii) arising out of a breach of the representations and warranties contained in Section 4.18(a) shall be calculated based on the cost to procure the requisite pad gas by the least costly method available to Buyer at the time in question (including park and loan transactions for a period of time consistent with historic business practices of the Company).

ARTICLE X
TAX MATTERS

Section 10.1                             Tax Indemnification.

(a)                                 Seller shall indemnify and hold Buyer and its Affiliates harmless from (i) all liability for Taxes of the Company (and any Taxes of Seller or any other Person for which the Company may be liable by contract, operation of law, or otherwise) with regard to, attributable to, or arising with respect to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and the portion ending on the Closing Date of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”) and (ii) all Taxes that are the subject of a breach of any of the representations and warranties set forth in Section 4.11.

(b)                                 With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period ending on the Closing Date shall be calculated as though the tax year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

(c)                                  Buyer shall indemnify and hold Seller harmless from and against any and all Taxes of, or pertaining or attributable to, the Company with respect to any taxable period or portion of a Straddle Period that begins after the Closing Date.

(d)                                 The indemnities provided in this Section 10.1 shall survive the Closing until the expiration of the applicable statutes of limitation plus any extensions or waivers thereof.

(e)                                  The Tax indemnification rights, obligations, and procedures set forth in this Article shall in no way be limited or modified by the indemnification provisions of Article IX.

(f)                                   The parties agree that the indemnification provisions set forth in this Article X shall not (1) apply to any Taxes to the extent such Taxes are accounted for in the calculations of the purchase price adjustments set forth in Section 2.2, or (2) be subject to the limitations on indemnification described in Section 9.2(b) or Section 9.2(c)(i).

Section 10.2                             Preparation and Filing of Tax Returns.

(a)                                 Except as may be required by Law, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to the Company, for any Pre-Closing Period without the consent of Seller, which may be withheld in Seller’s sole discretion.  On or before the Closing Date, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Periods that are due on or before the Closing Date, and shall pay all Taxes due with respect to such Tax Returns.  At least twenty (20) days prior to the due date (including any extensions) of such Tax Returns, Seller shall furnish a copy of such Tax Return to Buyer. Seller shall permit Buyer to review and comment on such Tax Returns.

(b)                                 Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for and with respect to the Company that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company. With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax items required to be included therein.  Buyer shall prepare such Tax Return in a manner consistent with practices followed in prior years with respect to similar Tax Returns and in compliance with the Laws of each respective jurisdiction.  At least twenty (20) days prior to the due date (including any extensions) of such Tax Return, Buyer shall furnish a copy of such Tax Return to Seller.  Buyer shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller.  Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to a Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (“Allocable Tax”) no later than the due date of the Tax Return but only to the extent that such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2.  Buyer shall refund to Seller an amount equal to any Allocable Tax not properly allocable to Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.2.  Buyer shall timely file such Tax Return with the appropriate Taxing Authority and pay all Taxes due with respect to such Tax Returns.

(c)                                  If a dispute arises between Seller and Buyer as to the amount of Taxes or Allocable Taxes for a Straddle Period or any other issues with respect to a Tax Return described in Section 10.2(b) covering a Straddle Period, the parties shall attempt in good faith to resolve such dispute.  Upon resolution of any disputed items, Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return.  If the dispute is not resolved by the time for filing of such Tax Return, Buyer shall timely file the Tax Return and pay the Taxes due, and the parties shall jointly request that the Neutral Auditor resolve any issue, which resolution shall be final, conclusive and binding on the parties.  The scope of the Neutral Auditor’s review shall be limited to the disputed items and the parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Neutral Auditor in resolving the dispute shall be borne 100% by the party whose position is not sustained by the Neutral Auditor (or in proportion to the extent to which each party’s position is not sustained by the Neutral Auditor, if applicable).  Any payment required to be made as a result of the resolution of the dispute by the Neutral Auditor shall be made within ten (10) days after such resolution, together with any interest determined by the Neutral Auditor to be appropriate.  Buyer shall not extend the statute of limitations with respect to any Tax Return of the Company for any Pre-Closing Period without the written consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned.

(d)                                 Buyer and Seller agree to provide such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 10.2(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto in accordance with Section 6.5(b).

Section 10.3                             Procedures Relating to Indemnification of Tax Claims.

(a)                                 If a claim shall be made by any Taxing Authority for which Seller is or may be liable pursuant to this Agreement, Buyer shall notify Seller in writing within ten (10) Business Days of receipt by Buyer of notice of such claim (a “Tax Claim”).

(b)                                 With respect to any Tax Claim for which Seller is liable, Seller, at Seller’s expense shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all reasonable actions desired by Seller with respect to such claim. Seller shall permit Buyer to participate in (but not control), at Buyer’s sole cost and expense, such proceeding through counsel chosen by Buyer and shall keep Buyer reasonably informed as to the status of such proceeding. Seller may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim.  Notwithstanding the foregoing, Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by Buyer and 50% by Seller.  No party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other party).

(c)                                  Buyer and its Affiliates (including after the Closing, the Company), on the one hand, and Seller, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 10.4                             Tax Refunds and Credits.  Any refund or credits of Taxes paid or payable that are attributable to the Company for any Pre-Closing Period (or for any Straddle Period to the extent allocable (determined in a manner consistent with Section 10.2(b)) to the portion of such period beginning before and ending on the Closing Date) shall be for the account of Seller.  Any refunds or credits of Taxes paid or payable that are attributable to the Company for any other taxable period shall be for the account of Buyer.  Buyer shall, if Seller so requests and at Seller’s expense, cause the Company to file for and obtain any refunds or credits to which Seller is entitled.  Buyer shall cause the Company to forward to Seller such refund within thirty (30) Business Days after the refund is received (or reimburse Seller for any such credit within thirty (30) Business Days after the credit is applied against another Tax liability); provided, however, that Seller shall indemnify Buyer for any amount paid to it pursuant to this Section 10.4 if any such refund or credit is subsequently disallowed.

Section 10.5                             Tax Treatment of Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

Section 10.6                             Transfer Taxes.  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by Seller and 50% by Buyer.  Buyer shall file, subject to review by Seller, all necessary Tax Returns and other documentation with respect to such Transfer Taxes.  Seller shall pay Buyer 50% the amount shown as due on such Tax Returns, as determined in accordance with this Agreement, and shall, to the extent required by Law, join in the execution of any such Tax Return.  Prior to the Closing Date, Buyer shall provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions, with respect to each applicable Taxing

Authority.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).

Section 10.7                             Purchase Price Allocation.  Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Initial Purchase Price, assumed liabilities, and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the purchased assets that complies with Section 1060 of the Code and the Department of Treasury regulations promulgated thereunder as soon as commercially practicable.  If Buyer and Seller are unable to agree on an allocation by the Closing Date, each of Buyer and Seller shall use its own allocation of the Initial Purchase Price and the Final Purchase Price, as applicable.  If Seller and Buyer reach an agreement with respect to the allocation, (i) the parties shall use commercially reasonable efforts to update the allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Initial Purchase Price or the Final Purchase Price, as applicable, pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the allocation in all returns, including IRS Form 8594, which Buyer and Seller shall timely file with the Internal Revenue Service, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code. Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the allocation.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received (if received before 5:00 p.m. Central time on a Business Day and otherwise, on the next succeeding Business Day), or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Seller:

Buckeye Gas Storage LLC
One Greenway Plaza, Suite 600
Houston, Texas  77046
Facsimile:  (832) 615-8603
Attention:  Todd J. Russo

Email: trusso@buckeye.com

with a copy (which shall not itself constitute notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor

New York, New York 10103-0040
Facsimile:  (917) 849-5317
Attention:  Caroline Blitzer Phillips
Email: cphillips@velaw.com

If to Buyer:

BIF II CalGas (Delaware) LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

Attn: Mark Srulowitz

Fax: 212-417-7272

Mark.Srulowitz@Brookfield.com

with a copy (which shall not itself constitute notice) to:

Brookfield Asset Management

Brookfield Place

181 Bay Street, Suite 300

Toronto, ON M5J 2T3

Attn: James Rickert

Fax: 416-365-9642

James.Rickert@Brookfield.com

or to such other address as any such party shall designate by written notice to the other party hereto.

Section 11.2                             Expenses.  Except as may be otherwise provided in Sections 2.2(c)(iii) and 10.2(c), Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, provided, however, that the filing fee under HSR shall be borne 50% by Buyer and 50% by Seller.

Section 11.3                             Non-Assignability.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the express prior written consent of the other party, in its sole discretion, and any attempted assignment, without such consent, shall be null and void, provided, that, without the prior consent of, but with prior written notice to, Seller, Buyer may, at any time prior to the Closing Date, transfer and assign its rights and obligations under this Agreement to an Affiliate so long as (a) Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under this Agreement, (b) all guarantees of Buyer and the Buyer Guaranty are unaffected and unchanged by such transfer or assignment and (c) such transfer or assignment would not reasonably be expected to delay or adversely affect the consummation of the transaction contemplated by this Agreement or otherwise adversely affect the performance of any obligation hereunder.  In no event shall any assignment or transfer hereunder serve to release or discharge the assigning party from any of its duties and obligations hereunder, unless expressly released, in writing, by the non-assigning party.

Section 11.4                             Amendment; Waiver.  Except as otherwise provided in Section 6.9, this Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.5                             No Third Party Beneficiaries.  Except as expressly provided herein, including in Sections 6.11, 11.17, 11.18 and Article X, and with respect to Buyer’s indemnification obligations under Section 6.2, this Agreement is not intended, nor shall it be deemed, construed or interpreted, to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 11.6                             Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, other than matters dealing with the ownership of real property or interests therein, which shall be governed by the laws of the state where such property is located.

Section 11.7                             Consent to Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.8                             Entire Agreement.  This Agreement and the schedules and exhibits hereto, along with the Confidentiality Agreement, set forth the entire understanding of the parties hereto with respect to the subject matter hereof.

Section 11.9                             Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.10                      Counterparts.  This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 11.11                      Further Assurances.  Upon request from time to time, Seller and Buyer shall execute or cause to be executed and delivered such other documents and instruments and shall do such other acts that may be reasonably necessary or desirable, to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

Section 11.12                      Schedules, Annexes and Exhibits.  All schedules, annexes and exhibits hereto are hereby incorporated by reference and made a part of this Agreement.

Section 11.13                      Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.14                      Time.  Time is of the essence in the performance of this Agreement in all respects.

Section 11.15                      Disclosure.  Any fact or item that is disclosed on any schedule, annex or exhibit to this Agreement or in the Financial Statements so as to make its relevance to other representations made elsewhere in this Agreement or to the information called for by other schedules, annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed on such other schedules, annexes or exhibits, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.  Any fact or item disclosed on any schedule, annex or exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made.

Section 11.16                      Limitation on Damages.  Neither Buyer nor Seller shall have any liability for, and each party hereby waives any right to recover from the other party or any of its owners, officers or Affiliates, punitive, incidental, special, exemplary, consequential and other indirect damages (including lost profits) arising in connection with or with respect to this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, this Section 11.16 shall not prevent any party from seeking indemnification hereunder for claims of third parties for damages that are punitive, incidental, special, exemplary, consequential or indirect in nature (including lost profits) (for purposes of clarity, in no event shall any Buyer Indemnified Party be able to seek indemnification for any such punitive, incidental, special, exemplary, consequential or indirect damages (including lost profits) in respect of claims brought against it by any other Buyer Indemnified Party).

Section 11.17                      No Affiliate Liability.  Notwithstanding anything in this Agreement to the contrary, (i) except as set forth in the Seller Guaranty no Representative or Affiliate of Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) except as set forth in the Buyer Guaranty, no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

Section 11.18                      Indirect Claims.  Subject to Section 9.2(a), from and after the Closing, Buyer, on behalf of itself and the Company, hereby releases, indemnifies and holds harmless Seller and its Affiliates and their respective Representatives from and against any Damages, and shall not make or institute any claim, demand or action, for officer, director, partner, manager or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty (including under any employment contract (or similar arrangement)) relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the business, ownership or operation of the Company prior to the Closing.

Section 11.19                      Seller Guaranty.  Seller Guarantor hereby guarantees the full and prompt performance and payment when due of all obligations of Seller under Sections 9.2 and 10.1 (subject to all limitations in such Sections); provided, however, that such guarantee obligations shall terminate on the earlier of (i) the date that is three (3) years after the Closing Date and (ii) the date on which Buyer and its Affiliates cease to Control the Company.

Section 11.20                      Buyer Guaranty.  Buyer Guarantor has, contemporaneously with the execution of this Agreement, executed and delivered to Seller a guaranty of certain of Buyer’s obligations under this Agreement, in substantially the form attached hereto as Exhibit C (the “Buyer Guaranty”).

Section 11.21                      Role of Seller’s Legal Counsel; Waiver of Conflicts and Privilege.

(a)                                 Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Seller, its Affiliates or their respective Representatives (any such Person, a “Designated Person”) in any matter involving this Agreement or the transactions contemplated hereby, by any legal counsel (including Vinson & Elkins L.L.P., Jones Day and Perkins Coie LLP) currently representing Seller in connection with this Agreement or the transactions contemplated hereby (the “Current Representation”).

(b)                                 Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any attorney-client privilege with respect to any communication between any such legal counsel (including Vinson & Elkins L.L.P., Jones Day and Perkins Coie LLP) and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer and, following the Closing, with the Company, it being the intention of the parties hereto that following the Closing all such rights to such attorney-client privilege and to control such attorney-client privilege shall be exclusively vested in and belong to Seller, its Affiliates and their respective Representatives; provided, that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors.

Section 11.22                      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other party in accordance with their specific terms or were otherwise breached by such party.  It is accordingly agreed that either party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof against such other party in any court having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled at law or in equity, without posting any bond or other undertaking.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

BUCKEYE GAS STORAGE LLC

By:	/s/ Christopher S. Pine
Name: Christopher S. Pine
Title:Vice President, Corporate Development and Strategic Planning

BIF II CALGAS (DELAWARE) LLC

By:	/s/ Darren Soice
Name:Darren Soice
Title:Vice President

The undersigned has executed this Agreement solely for the purposes of accepting its obligations as set forth in Section 11.19.

BUCKEYE PARTNERS, L.P.

By: Buckeye GP LLC, its general partner

By:	/s/ Keith E. St. Clair
Name:Keith E. St. Clair
Title:Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Each of the undersigned has executed this Agreement solely for the purposes of acknowledging its guaranty of Buyer’s obligations, as more particularly described in Section 11.20.

BROOKFIELD INFRASTRUCTURE FUND II-A, L.P. by its General Partner		BROOKFIELD INFRASTRUCTURE FUND II-A (CR), L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC		BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	/s/ Darren Soice	By:	/s/ Darren Soice
Name:	Darren Soice	Name:	Darren Soice
Title:	Vice President	Title:	Vice President

BROOKFIELD INFRASTRUCTURE FUND II-B, L.P. by its General Partner		BROOKFIELD INFRASTRUCTURE FUND II-C, L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC		BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	/s/ Darren Soice	By:	/s/ Darren Soice
Name:	Darren Soice	Name:	Darren Soice
Title:	Vice President	Title:	Vice President

BROOKFIELD INFRASTRUCTURE FUND II-D, L.P. by its General Partner		BROOKFIELD INFRASTRUCTURE FUND II-D (CR), L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC		BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	/s/ Darren Soice	By:	/s/ Darren Soice
Name:	Darren Soice	Name:	Darren Soice
Title:	Vice President	Title:	Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

EXHIBIT A

Form of Transition Services Agreement

Purchase and Sale Agreement

TRANSITION SERVICES AGREEMENT(1)

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of [                ], 201[_] (the “Commencement Date”) between Lodi Gas Storage, L.L.C. a Delaware limited liability company (“Company”), and Buckeye Gas Storage, LLC., a Delaware limited liability company (“Provider”). Company and Provider are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, under the Purchase and Sale Agreement between Provider and BIF II CalGas (Delaware) LLC, a Delaware limited liability company (“Buyer”), dated July 25, 2014 (the “Purchase Agreement”), Provider is selling to Buyer one hundred percent (100%) of the issued and outstanding equity interests in the Company on the Commencement Date; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Provider desires to provide certain Services (as defined below) to Company and Company desires to have Provider provide such Services.

NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the meanings ascribed to them in this Article I. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

“Business” means the business of storage of natural gas and activities relating thereto in the State of California.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are not open for the transaction of normal banking business.

“Buyer” has the meaning given such term in the preamble.

“Commencement Date” has the meaning given such term in the preamble.

“Company” has the meaning given such term in the preamble.

“Company Indemnitees” has the meaning given such term in Section 7.1.

“Defaulting Party” has the meaning given such term in Section 4.2.

(1)  Assumes Buyer is able to establish treasury, HR and IT functions in the period between signing and closing.  If Buyer is able to establish a marketing function between signing and closing, the TSA will not be executed.

“Direct Costs” means the reasonable out-of-pocket costs or expenses actually incurred by Provider or its Affiliates that are attributable to the provision of Services.

“Event of Default” has the meaning given such term in Section 4.1.

“Expiration Date” has the meaning given such term in Section 2.2.

“Extended Services” has the meaning given such term in Section 2.2.

“Extension Period” has the meaning given such term in Section 2.2.

“Force Majeure Event” has the meaning given such term in Section 8.2.

“Initial Term” has the meaning given such term in Section 2.1.

“Interest Rate” shall mean, for any date, the lesser of (i) the per annum rate of interest equal to the “Prime Rate” as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day, on the most recent preceding day on which published), plus two percent (2%) or (ii) the maximum rate permitted by Law.

“IT Systems” means, with respect to a particular person, any and all information technology and computer systems relating to the transmission, storage, organization, processing or analysis of data and information, which technology and systems are owned by or used on behalf of such person.

“Losses” means any and all liabilities, claims, losses, damages, reasonable and out-of-pocket costs and expenses, causes of action, or judgments of any kind or character, including any interest, penalty, reasonable attorneys’ fees, investigation expenses and other costs and expenses incurred in connection therewith or in the defense thereof.

“Non-Defaulting Party” has the meaning given such term in Section 4.2.

“Provider Indemnitees” has the meaning given such term in Section 7.2.

“Purchase Agreement” has the meaning given such term in the recitals.

“Representatives” means, as to any Person, its officers, directors, employees, members, stockholders, partners, members, counsel, accountants, financial advisers and consultants.

“Risk Policy” has the meaning given such term in Section 3.11.

“Service(s)” means the services to be provided by Provider or an Affiliate of Provider to Company, as described in a Service Schedule.

“Service Fee” has the meaning given such term in Section 5.1.

“Service Schedule” means a schedule for Services that (i) references this Agreement, (ii) is signed by each Party, (iii) identifies the Services to be provided and the prices to be paid by

Company for such Services, and (iv) identifies and sets forth any terms and conditions that are specific to the Services described therein and incorporated herein.

“Term” has the meaning given such term in Section 2.2.

ARTICLE II

TERM

Section 2.1            Term. This Agreement shall be effective as of the Commencement Date and shall continue in effect until the date that is six (6) months after the Commencement Date (the “Expiration Date”), subject to (i) earlier termination in accordance with Section 4.2, or (ii) full or partial termination of the Services in accordance with Section 3.2 (the “Initial Term”).

Section 2.2.           Extension of Term. No less than forty-five (45) days before the Expiration Date, Company may request that Provider (or its Affiliates) continue to provide certain Services (that have not previously been terminated) beyond the Expiration Date by delivering to Provider a written notice specifying the particular Services requested for an additional period and the extended period of time for which those Services are requested (the “Extension Period” and with the Initial Term, the “Term”) (which Extension Period may not exceed three (3) months from the Expiration Date).. Provider shall consider in good faith providing (or causing its Affiliates to provide) such Services beyond the Expiration Date (any Services provided beyond the applicable Expiration Date, the “Extended Services”), provided that, any such Extension Period will be evidenced by a Service Schedule.

ARTICLE III

OBLIGATIONS

Section 3.1            Services. Pursuant to the terms and conditions of this Agreement and the applicable Service Schedules, including the Service Schedule attached hereto as Exhibit A Provider shall, and may cause one or more of its Affiliates to, provide the Services described in each Service Schedule to Company throughout the Term.  The Services shall also include, to the extent not set forth in any Service Schedule, all services and any sub-tasks and sub-functions that are inherent in or reasonably necessary to the performance of the Services by the Provider.  Neither Provider nor any of its Affiliates will be required to render any Services in a particular location that would necessitate that Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Provider or any such Affiliate, as applicable, does business as of the date hereof.  Company shall not recontract any of the Services to any person whatsoever and shall not permit the receipt or use of the Services by any person other than in connection with the conduct of the Business in the ordinary course.

Section 3.2            Termination of a Service. Company may terminate any or all of the Services (or any portion thereof) effective as of the tenth (10th) day after Company has given Provider written notice of its intent to terminate such Services; provided, however, that Company may not terminate any Service that is necessary for Provider to perform another Service that has not been terminated or is then not also being terminated.  Provider shall be released from any obligation and requirement to provide such terminated Service on the date such Service is terminated.

Section 3.3            Treatment of Employees.

(A)              Employees of Company involved in the receipt of the Services shall remain as the employees of Company, and, except as expressly set forth to the contrary in the Purchase Agreement, Company shall be solely responsible for the payment and provision of all compensation, including, without limitation, wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees.

(B)              Employees of or subcontractors of Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees or subcontractors of Provider and its Affiliates, and, except as expressly set forth to the contrary in the Purchase Agreement, and Provider and its Affiliates shall be solely responsible for the payment and provision of all compensation, including, without limitation, wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees or subcontractors.

Section 3.4            Location of Performance of Services.  The Parties expect that the Services shall be rendered from Provider’s existing locations (or such other locations as may be determined by Provider from time to time).

Section 3.5            Standard of Performance. Provider shall perform Services hereunder according to a standard of care at least equivalent to that which has historically been exercised by Provider, its Affiliates and its and their respective employees in the conduct of the Business in the ordinary course and consistent with past practice prior to the Commencement Date.  Other than as set forth herein, under no circumstances shall Provider, its Affiliates or its and their respective employees be held accountable for a greater standard of care. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (1) ALL SERVICES PROVIDED BY PROVIDER ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS, (2) PROVIDER MAKES NO WARRANTIES OR REPRESENTATIONS RELATING TO THE SERVICES OR THE RESULTS OF THE SERVICES PROVIDED HEREUNDER AND HEREBY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (3) PROVIDER SHALL HAVE NO LIABILITY WHATSOEVER TO COMPANY WITH RESPECT TO THE SERVICES.

Section 3.6            Operational Coordination. Company designates [•] as Company’s Representative for purposes of operational coordination under this Agreement. Provider designates [•] as Provider’s Representative for purposes of operational coordination under this Agreement. Either Party may change its designee for purposes of this Section 3.6 by providing written notice thereof to the other Party.  Provider shall provide copies of all notices from Provider to Company hereunder to Buyer by electronic and regular mail to the Buyer’s Representative designated in Section 9.4.

Section 3.7            Records.  Promptly upon written request, Company shall provide to Provider any and all information, including without limitation all written data, technical and/or financial information, as is determined by Provider in its reasonable discretion to be  necessary to enable the Provider to perform  the Services as described in this Agreement.  Provider shall maintain true and correct records that are customarily maintained by it for its own operations relating to the Services, and shall provide any information reasonably requested by Company promptly upon written request.

Section 3.8            Modifications.  To the extent that Company requests any additional services under this Agreement, Provider shall not be obligated to: (a) make modifications to its existing systems, equipment, records, or procedures; (b) acquire or expand assets, equipment, rights, or properties beyond the level and location currently provided by Provider; (c) hire additional employees or contractors; or (d) pay any costs related to the transfer or conversion of data from Provider to Company related to such additional services.

Section 3.9            Access.   Company shall, promptly after written request, furnish, or cause to be furnished, to Provider such access, information, documentation, services and materials as are reasonably requested by Provider and are required to enable Provider to perform the Services.

Section 3.10          Subcontractors.  Except for subcontractors who have provided services that are the same as the Services to the Company or the Provider at any time in the twelve (12) months prior to the date hereof (the use of which shall not require consent), Provider may not use subcontractors to assist in the provision of Services without the prior written consent of the Company.  Provider shall at all times remain solely responsible for the acts and omissions of any permitted subcontractors.  Notwithstanding the use of any subcontractor, Provider will be the Company’s sole point of contact regarding any Services performed by subcontractors, including with respect to payment.

Section 3.11          Risk Policy.  Provider shall provide all Services in accordance with the Company risk policy attached hereto as Exhibit B (the “Risk Policy”).  Subject to Section 7.1, Provider will be solely liable for all Losses which arise from the provision of any Services in a manner inconsistent with the Risk Policy.

Section 3.12.         Information Security.  If either Party or any of its Affiliates (or, in the Provider’s case, any of its permitted subcontractors) is given access to the IT Systems of the other Party or any of its Affiliates (or, in the Provider’s case, any of its subcontractors) in connection with the performance or receipt of the Services, (a) Company shall limit such access to use in connection with the receipt of Services hereunder and shall comply with all reasonable security requirements of the Provider and its Affiliates and subcontractors (to the extent these are disclosed in writing to the Company) applicable to such access and use and shall not tamper with, compromise or circumvent any security or audit measures employed by the Provider or its Affiliates and permitted subcontractors; and (b) the Provider shall, and shall cause each of its Affiliates to and shall use commercially reasonable efforts to cause its and their permitted subcontractors to, limit such access to use in connection with the delivery of the Services hereunder and shall comply with all reasonable security requirements of Company (to the extent these are disclosed in writing to the Provider) applicable to such access and use and shall not, and shall cause each of its Affiliates and shall use commercially reasonable efforts to cause its and their permitted subcontractors permitted subcontractors not to, tamper with, compromise or circumvent any security or audit measures employed by Company.

ARTICLE IV

DEFAULT AND TERMINATION

Section 4.1            Event of Default. Each of the following shall constitute an event of default under this Agreement with respect to the applicable Party (herein called an “Event of Default”):

(A)                 Company or Provider breaches any of its material obligations under this Agreement; or

(B)                 Any representation or warranty of Company or Provider set forth in Article VI proves untrue in any material respect.

Section 4.2            Termination upon Breach. Upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (hereinafter the “Non-Defaulting Party”) may give such Defaulting Party a written notice describing such default in reasonable detail and demanding that the Defaulting Party cure such default.  The Non-Defaulting Party shall have the right, in addition to remedies it has at law or in equity, to terminate this Agreement by written notice to the Defaulting Party, without prejudice to any remedies at law or in equity which are available to the Non-Defaulting Party by reason of the Defaulting Party’s default, if (a) the Defaulting Party does not cure its default within two (2) Business Days after its receipt of such notice, provided as to any other Services or other provision of this Agreement, the default is such that it can be cured within such two (2) Business Day period, or (b) in the case of any default that cannot be cured within such two (2) Business Day period, the Defaulting Party does not cure its default within five (5) Business Days after its receipt of such notice and the Defaulting Party does not promptly commence action within two (2) Business Days after its receipt of such notice and thereafter diligently pursue such cure to completion.

Section 4.3            Survival of Obligations. Termination of this Agreement for any reason shall not relieve Provider or Company of any obligation accrued or accruing prior to such termination. Without limiting the generality of the foregoing, Provider and Company shall continue to be bound by Articles V, VII, and IX and Sections 8.1 and 8.3, with such provisions surviving the termination of this Agreement.

ARTICLE V

SERVICE FEE

Section 5.1            Compensation.  In consideration of Provider’s performance of the Services, Company shall pay to Provider a fee of $100,000 per month (prorated for any partial month of the Term that is less than a full calendar month) (the “Service Fee”) for each month in which any Services are provided hereunder.  The Service Fee shall be the sole payment to Provider hereunder and Provider shall not be entitled to any other amounts, including reimbursement for any costs incurred in providing the Services.  Provider shall invoice Company on a monthly basis for the Service Fee, which shall be payable by Company within thirty (30) days after Company’s receipt of such invoice.  If Company fails to pay any Service Fee within such time period, interest shall accrue on the unpaid portion from the date that payment was due until the date of payment at an annual rate equal to the Interest Rate. If, during the Term, any state, provincial, local or federal authority shall impose a tax on the Services rendered to Company by Provider hereunder (excluding any property taxes or taxes however denoted measured by Provider’s income), Company agrees to pay, or remit to Provider so that Provider may pay, the amount of such tax so imposed on the Services.  The Parties shall reasonably cooperate in an effort to mitigate the imposition or amount of any such tax.

Section 5.2            Disputes. In the event of a good-faith dispute relating to the  invoice from Provider to Company hereunder, Company will timely pay Provider all undisputed amounts and provide written notice to provider of the disputed amount and the reasons for such dispute.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1            Each Party represents and warrants to the other that: (i) it is duly formed and organized under the laws of the state of its formation, (ii) it has secured all consents and approvals necessary to execute and enter this Agreement and has all necessary power and authority to enter this Agreement, (iii) the execution, delivery and performance of this Agreement has been duly authorized by such Party, and this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, and general principles of equity, and (iv) no approval, authorization or consent of any Governmental Authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement.

Section 6.2.  Other than as expressly provided in this Agreement, all other representations, warranties, or guarantees, written or oral, express or implied in fact or in law, and whether or not based on statute are hereby disclaimed and excluded.

ARTICLE VII

DAMAGES AND INDEMNIFICATION

Section 7.1            Provider’s Agreement to Indemnify.  Provider shall indemnify, defend and hold harmless Company, its Affiliates and each of their officers, directors, employees, and agents, (collectively, the “Company Indemnitees”) from and against any and all Losses arising from or in connection with (i) the gross negligence, fraud or willful misconduct of Provider in providing the Services, except to the extent such Losses result from action taken by Provider upon Company’s written instructions or arise out of the gross negligence, fraud or willful misconduct of a Company Indemnitee, (ii) any breach of representation of Provider under this Agreement, or (iii) any breach by Provider or any of its Affiliates of Section 3.11 herein, provided that Provider shall not have any liability for Losses arising from Section (iii) above until such Losses exceed one hundred thousand dollars ($100,000.00) and then only for the amount of such excess.

Section 7.2            Company’s Agreement to Indemnify.  Company shall indemnify, defend and hold harmless Provider, its Affiliates and each of their officers, directors, employees, and agents, (collectively, the “Provider Indemnitees”) from and against any Losses arising from or in connection with the provision of the Services, except to the extent such Losses arise out of items for which a Company Indemnitee is entitled to indemnity under Section 7.1 and any breach of representation of the Company under this Agreement.

Section 7.3            Waiver of Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED HOWEVER THAT THIS SECTION 7.3 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY HAS RECOURSE UNDER THIS AGREEMENT.  FOR AVOIDANCE OF DOUBT, ALL LOSSES RESULTING FROM A FAILURE TO FOLLOW THE RISK POLICY ARE TO BE CONSIDERED DIRECT DAMAGES AND ARE NOT LIMITED BY THE FOREGOING.

ARTICLE VIII

RELATIONSHIP, FORCE MAJEURE AND CONFIDENTIALITY

Section 8.1           Relationship of the Parties. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning or the common law or under the laws of the state in which either Party is incorporated, organized, or conducting business. It is the intent of the Parties that with respect to performing the Services hereunder, each Party is an independent contractor, and shall perform its obligations hereunder as such and subject to the provisions of this Agreement.

Section 8.2            Force Majeure. Neither Party shall be liable to the other Party for its failure or delay in performing its obligations hereunder (other than any obligation to make payment of any amount when due and payable) due to any contingency beyond such Party’s reasonable control including, to the extent meeting the foregoing requirement, acts of God, fires, floods, acts of war, sabotage, terrorism, accidents, labor disputes, shortages, and any other similar contingency (a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the affected Party will be excused from any further performance of any obligation so affected for so long as such circumstances prevail and a reasonable period of time thereafter. The Party affected by a Force Majeure Event will give notice to the other Party as promptly as practicable of (i) the nature and probable duration of the Force Majeure Event, and (ii) upon the termination of such Force Majeure Event.  The Party affected by a Force Majeure Event shall use commercially reasonable efforts to resume the suspended obligations as soon as reasonably practicable and shall notify the other Party in writing of the date of resumption of the obligations.

Section 8.3 Confidentiality.  Until the second (2nd) anniversary of this Agreement, Provider shall maintain, and use commercially reasonable efforts to cause its Affiliates to maintain, in confidence any written, oral or other information relating to Buyer, the Company or the Business, other than such information that (i) is or becomes generally available to the public other than as a result of disclosure by Provider or its Affiliates, (ii) is required by law to be disclosed, (iii) is reasonably necessary to be disclosed in connection with any action arising out or, relating to or in connection with this Agreement or (iv) is or becomes available to Provider or any of its Affiliates on a non-confidential basis and from a source that is not bound by a confidentiality agreement with respect to such information (the “Confidential Information”), provided that Provider may only disclose Confidential Information to its Affiliates as required to perform the Services hereunder.  Until the second (2nd) anniversary of this Agreement, Company shall maintain, and use commercially reasonable efforts to cause its Affiliates to maintain, in confidence any written, oral or other information relating to Provider and its Affiliates, other than such information that (i) is or becomes generally available to the public other than as a result of disclosure by Company or its Affiliates, (ii) is required by law to be disclosed, (iii) is reasonably necessary to be disclosed in connection with any action arising out or, relating to or in connection with this Agreement or (iv) is or becomes available to Company or any of its Affiliates on a non-confidential basis and from a source that is not bound by a confidentiality agreement with respect to such information.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Entire Agreement; Assignment. This Agreement, including all exhibits and attachments hereto, (a) constitute the entire agreement between the Parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the Parties concerning the subject matter of this Agreement, and (b) this Agreement shall not be assigned, by operation of law or otherwise, by a Party, without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any assignment inconsistent with this Section 9.1 shall be void and of no effect ab initio.

Section 9.2            Governing Law; Consent to Jurisdiction; Venue.  This Agreement and all matters relating hereto or arising herefrom are governed by and shall be construed in accordance with laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.3            WAIVER OF JURY TRIAL.  THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY ACTION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS.

Section 9.4            Notices. Notices and other communications given or made pursuant to this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, or telecopy to the appropriate address or number as follows:

If to Provider, addressed as follows: Buckeye Gas Storage LLC One Greenway Plaza, Suite 600 Houston, Texas 77046 Facsimile: (832) 615-8603 Attention: Todd J. Russo Email: trusso@buckeye.com	If to Company, addressed as follows: [to come] [ ] [ ] [ ] Attn: [ ] Telephone: [ ] Facsimile: [ ]

With a copy (which shall not itself constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Facsimile:  (917) 849-5317

Attention:  Caroline Blitzer Phillips

Email: cphillips@velaw.com

With a copy to Buyer: BIF II CalGas (Delaware) LLC Two Allen Center 1200 Smith Street, Suite 1200, Houston, TX 77002 Attn: Darren Soice Telephone: 713.336.2123 Facsimile 713.655.0250

Section 9.5            Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 9.6            No Third Party Beneficiaries. This Agreement is solely for the benefit of Provider, its Affiliates and its successors and permitted assigns, with respect to the obligations of Company under this Agreement, and for the benefit of Company, and its successors and permitted assigns, with respect to the obligations of Provider, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third-party any remedy, claim of liability or reimbursement, cause of action or other right, except as set forth in Article VII.

Section 9.7            Counterparts and Construction. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument. Any facsimile copies hereof or signatures hereon shall, for all purposes, be deemed originals.  In construing this Agreement, the word “including” and its derivatives means “including, but not limited to” and corresponding derivative expressions.

Section 9.8            No Amendment. This Agreement may be amended, modified or supplemented at any time by the Parties to this Agreement, under an instrument in writing signed by each Party. If the provisions of this Agreement and the provisions of request for services to be performed hereunder conflict, the provisions of this Agreement shall prevail.

Section 9.9            No Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 9.10          Severability, Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future applicable Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.11          Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, by execution of this Agreement each Party agrees to execute and deliver such additional documents and instruments as may be necessary or appropriate to effectuate the terms, provisions and conditions of this Agreement.

Section 9.10.  Specific Performance.  For avoidance of doubt, the Parties agree that a breach of this Agreement may result in irreparable damage to a Party for which such Party may not have an adequate remedy at law; accordingly, in addition to any other remedies and damages available, the Parties acknowledge that either Party may immediately seek enforcement of this Agreement by means of specific performance or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Company:

LODI GAS STORAGE, L.L.C.
a Delaware limited liability company

By:
Name:
Title:

Provider:

BUCKEYE GAS STORAGE LLC
a Delaware limited liability company

By:
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE A-1

MARKETING SERVICES

The Provider shall provide the following services with regard to the Lodi and Kirby Hills gas storage facilities (the “Facilities”) in accordance with the Transition Services Agreement dated [                ], 201[_] between Lodi Gas Storage, L.L.C. and Buckeye Gas Storage, LLC (as amended, the “Agreement”):

1.             supervise the negotiation by the Company, or where directed by the management of the Company, directly negotiate, on behalf of and in the name of the Company, all contracts with third parties related to the Company’s Business, including transactions for the purchase and sale and/or storage of natural gas; provided that Provider shall not enter into such contracts directly with third parties hereunder and all such contract shall be in the name of the Company;

2.             notify the management of the Company in writing immediately if:

a.              the current  and  forward  transactions  result in the facility rate or capacity being overbooked;

b.              there is a customer volumetric default (i.e the customer did not inject or withdraw as per the applicable transaction);

c.               the pipeline balance is above the balance permitted by the certain Operating and Balancing Agreement between Pacific Gas and Electric Company and Lodi Gas Storage, LLC, entered into December 14, 2000, as amended from time to time.

d.              there is a customer payment default or a change in a customer’s credit rating;

e.               the forward (3 years) mark to market of open and closed positions changes by more than $1 million in any given day, week or month;

f.                there is a dispute on the terms of a customer transaction, or

g.               any other breach of the Risk Policy.

3.             maintain, comply with and enforce all contracts  and other arrangements on behalf of the Company for or related to the provision of natural gas storage services to third parties, in each case in accordance with and subject to the terms of this Agreement and after assessing the creditworthiness of the counterparty in accordance with the Risk Policy;

4.             provide advice and assistance with respect to the risk management practices of the Company in accordance with the Risk Policy;

5.             provide or cause to be provided, directly or by allocation, the personnel, facilities, office space, equipment, organization and technology  necessary  to perform  the functions  and provide the Services, and maintain invoices and other documentation relating to costs expended  in  performing the Services and accurate and complete books and records (including operating records) as required by applicable laws, and retaining records of the Company that are in the  Provider’s possession in accordance with the Company’s record retention policy in effect from time to time;

6.             have and maintain the necessary professional qualifications, permits and expertise in order to provide the Services, in accordance with applicable operating standards; and

7.             provide the following natural gas marketing services within the parameters set out in the Risk Policy:

a.              maintenance of existing Firm Storage Service Agreements, Interruptible Storage Service Agreements, and Pad Gas Agreements (as each is defined in the Purchase Agreement) and such agreements with new customers;

b.              execution and maintenance of storage transactions and confirmations;

c.               maintenance of working gas and base gas forward positions based on operational plans as approved by the Company management from time to time;

d.              maintenance of customer and pipeline nominations, including pipeline imbalances, and schedule with the Company as necessary in order to enable the Company to meet its withdraw, injection and transportation obligations;

e.               reconciliation  of contracted  revenues to invoices and contract summaries on a monthly basis;

f.                maintaining customer relationships;

g.               marketing activities as required during non-market hours, but always subject to the Risk Policy;

h.              maintenance of a facility curve and calculation of forward injection and withdrawal capacity;

i.                  maintenance of opening and closing monthly gas storage volumes; and

j.                 credit risk assessment for new customers and on-going credit risk maintenance for existing customers.

The Parties acknowledge and agree that this Schedule A-1 is a Service Schedule under the Agreement.

Company:	Provider:

LODI GAS STORAGE, L.L.C.	BUCKEYE GAS STORAGE LLC
a Delaware limited liability company	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A-2

GENERAL AND ADMINISTRATIVE SERVICES

Provider shall provide the following general and administrative services within the parameters established by the management of the Company, in accordance with the Transition Services Agreement dated [                ], 201[_] between Lodi Gas Storage, L.L.C. and Buckeye Gas Storage, LLC (as amended, the “Agreement”):

1.              on a monthly basis (unless to the extent otherwise required herein), keep the management of the Company fully informed with respect to the entering into of transactions on behalf of the Company (whether for purchase and sale or for storage) in respect of gas or other hydrocarbon products; and

2.              supervise and manage the invoicing of third parties as required.

The Parties acknowledge and agree that this Schedule A-2 is a Service Schedule under the Agreement.

Company:	Provider:

LODI GAS STORAGE, L.L.C. a Delaware limited liability company	BUCKEYE GAS STORAGE LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

Exhibit B

Risk Policy

The Risk Policy shall be the Company’s risk management policy in effect prior to the Commencement Date, subject to the following additional restrictions:

1.              The Service Provider cannot sell capacity outside of the approved facility curve;

2.              The risk committee will be replaced by representatives from the Company and Buyer; and

3.              The Service Provider cannot enter into any loan transaction without entering into an offsetting park transaction within 48 hours.

EXHIBIT B

Form of Assignment of LLC Interests

This Assignment of LLC Interests (this “Assignment”) is made effective as of [•], 201[•] by and between Buckeye Gas Storage LLC, a Delaware limited liability company (“Assignor”), and BIF II CalGas (Delaware) LLC, a Delaware limited liability company (“Assignee”).  Capitalized terms used but not defined herein have the meanings given to them in the Purchase and Sale Agreement (as defined below).

WHEREAS, Assignor owns all of the issued and outstanding limited liability company interests in Lodi Gas Storage, L.L.C., a Delaware limited liability company (the “LLC Interests”); and

WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement, dated as of July 25, 2014 (as amended, supplemented or modified from time to time, the “Purchase and Sale Agreement”), under which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, the LLC Interests, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Purchase and Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Assignment.  Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title, interest and obligations in and to the LLC Interests.  Assignee hereby accepts such assignment of the LLC Interests.

2.             Further Assurances.  Assignor further agrees to execute and deliver, or cause to be executed and delivered, such documents, instruments and conveyances and to take, or cause to be taken, such actions as Assignee may reasonably request that are necessary to consummate and make effective the transactions contemplated by this Assignment.

3.             Successors and Assigns.  This Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

4.             Severability.  If any provision of this Assignment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Assignment shall not be affected and shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

PURCHASE AND SALE AGREEMENT

5.             Governing Law.  This Assignment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another State’s Law.

6.             Headings.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assignment.

7.             No Modification of Purchase and Sale Agreement.  This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Purchase and Sale Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Purchase and Sale Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Purchase and Sale Agreement.

8.             Counterparts.  This Assignment may be executed in any number of counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of Assignor and Assignee have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR:

BUCKEYE GAS STORAGE LLC

By:

Name:

Title:

ASSIGNEE:

BIF II CalGas (Delaware) LLC

By:

Name:

Title:

EXHIBIT C

Form of Buyer Guaranty

GUARANTY, dated as of July 25, 2014 (the “Effective Date”), by Brookfield Infrastructure Fund II-A, L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund A”); Brookfield Infrastructure Fund II-A (CR), L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund A (CR)”), Brookfield Infrastructure Fund II-B, L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund B”); Brookfield Infrastructure Fund II-C, L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund C”); and Brookfield Infrastructure Fund II-D, L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund D”), Brookfield Infrastructure Fund II-D (CR), L.P., a limited partnership formed pursuant to the laws of Delaware (“Fund D (CR)”, and together with Fund A, Fund A (CR), Fund B, Fund C and Fund D, the “Guarantor”), in favor of Buckeye Gas Storage LLC,  a limited liability company formed pursuant to the laws of Delaware (“Beneficiary”). Guarantor and Beneficiary are sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein but not defined herein shall have the meaning given to them in the Guaranteed Contract referred to below.

1.             Guaranty.  In consideration of Beneficiary having entered into or hereinafter entering into that certain Purchase and Sale Agreement dated July 25, 2014, between BIF II CalGas (Delaware) LLC (“Obligor”), and Beneficiary (as the same may be amended from time to time, the “Guaranteed Contract”), Guarantor irrevocably and unconditionally guarantees (a) at the Closing, the contribution to Obligor of the full amount of the Closing Date Purchase Price, and (b) no later than five (5) Business Days after the Adjustment Statement has been finally determined pursuant to Section 2.2(c)(iv) of the Guaranteed Contract, any amount due from Obligor to Beneficiary pursuant to Section 2.2(c) of the Guaranteed Contract ((a) and (b) above and the expenses as set forth in Section 4 herein, collectively, the “Obligations”).  Guarantor’s liability under this Guaranty and Beneficiary’s right to recover under same shall not, in any event, be greater than the sum of (i) the Final Purchase Price and (ii) the expenses as set forth in Section 4 herein (“Guarantor’s Liability Limit”).  Guarantor acknowledges that it will benefit directly or indirectly from the Guaranteed Contract.  Fund A, Fund A (CR), Fund B, Fund C, Fund D and Fund D (CR) are jointly and severally liable for the Obligations under this Guaranty.

2.             Nature of Guaranty.  This Guaranty constitutes a guarantee of payment and not of collection.  In the event that any payment of Obligor in respect of any Obligations is rescinded or recovered from Beneficiary as a preference or fraudulent transfer under the Federal Bankruptcy Code, or any applicable state law, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.  This Guaranty shall continue to be effective if Obligor merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.  GUARANTOR SHALL NOT BE REQUIRED TO PAY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM A PARTY’S NEGLIGENCE) TO BENEFICIARY, EXCEPT TO THE EXTENT THAT THE PAYMENTS

PURCHASE AND SALE AGREEMENT

REQUIRED TO BE MADE PURSUANT TO THE OBLIGATIONS UNDER THE GUARANTEED CONTRACT ARE DEEMED TO BE SUCH DAMAGES.

3.             Consents, Waivers and Renewals.  Guarantor  agrees  that  Beneficiary  may, at  any time and from time to time, without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (a) make any change in the terms of any Obligation or liability of Obligor to Beneficiary, (b) take or fail to take any action of any kind in respect of any security for any Obligation or liability of Obligor to Beneficiary, (c) exercise or refrain from exercising any rights against Obligor or others, or (d) waive or compromise any right under the Guaranteed Contract or subordinate any Obligation or liability of Obligor to Beneficiary including any security therefor; provided that, any such action or failure to take any such action by Beneficiary shall in no event increase Guarantor’s obligations to Beneficiary hereunder in an amount in excess of the Guarantor’s Liability Limit.

4.             Expenses.  Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including the reasonable fees and expenses of Beneficiary’s counsel) in any way relating to the enforcement or protection of the rights of Beneficiary hereunder; provided that, Guarantor shall not be liable for any expenses of Beneficiary if no payment under this Guaranty is due.

5.             Subrogation.  Guarantor will not exercise any rights it may acquire by way of subrogation until all Obligations to Beneficiary under the Guaranteed Contract that are outstanding at the time of the exercise of such rights have been paid in full.  Subject to the foregoing, upon payment of all such Obligations, Guarantor shall be subrogated to the rights of Beneficiary against Obligor with respect to any and all such payments made by Guarantor hereunder, and Beneficiary agrees to take such steps as Guarantor may reasonably request, at Guarantor’s expense, to confirm and/or implement such subrogation rights.

6.             Defenses.  Guarantor agrees that except as expressly set forth herein, it will remain bound upon this Guaranty and Guarantor hereby waives any defenses (in  addition to those waived by Guarantor pursuant to Paragraph 3 above) which, pursuant to the laws of suretyship, would otherwise relieve a guarantor of its obligations under a guarantee.  Guarantor does reserve the right to assert any defenses which Obligor may have under the Guaranteed Contract to any of the Obligations, other than defenses arising from the bankruptcy, insolvency, dissolution or liquidation of Obligor, the power or authority of Obligor to enter into the Guaranteed Contract, and to perform its Obligations thereunder, and the lack of validity or enforceability of the Guaranteed Contract or any other documents executed in connection with the Guaranteed Contract.

7.             No Waiver; Cumulative Rights.  No failure or delay on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

8.             Waiver of Notice.  Guarantor waives (a) notice of the acceptance of this Guaranty, presentment, demand, diligence, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever and (b) demand for performance or observance of and enforcement of any provisions of or any pursuit or exhaustion of any rights or remedies against Obligor or any other guarantor or obligor who becomes liable in any manner for any of the Obligations, and any requirements of diligence or promptness on the part of Beneficiary in connection therewith and notice of default in the payment of any amount at any time payable by Obligor under or in connection with the Obligations.

9.             Representations and Warranties.

(a)           Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full limited partnership power to execute, deliver and perform this Guaranty.

(b)           The execution, delivery and performance of this Guaranty have been duly authorized by all necessary limited partnership action and do not contravene any provision of law or of Guarantor’s constitutional documents or any contractual restriction binding on Guarantor or its assets.

(c)           This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)           All governmental and other consents, approvals, authorizations, licenses, clearances, registrations notices, filings, and declarations that are required to have been obtained or made by Guarantor to execute, deliver and perform this Guaranty have been obtained or made and are in full force and effect.

(e)           There is no suit, legal action or proceeding pending against, threatened against or affecting, Guarantor before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would materially adversely affect the financial condition of Guarantor or the validity or enforceability of, or the ability of Guarantor to perform the Obligations.

(f)            Guarantor has the financial capacity to pay and perform its obligations under this Guaranty and all funds necessary for the Guarantor to fulfill its obligations hereunder shall be available to the Guarantor for so long as this Guaranty shall remain in effect.

10.          Assignment.  Guarantor may not assign its rights, interest or obligations hereunder to any other person without the prior written consent of Beneficiary and any purported assignment absent such consent is void.  Beneficiary may not assign its rights, interest or obligations hereunder to any other person without the prior written consent of Guarantor, except in connection with an assignment of the Guaranteed Contract in accordance with the terms thereof.

11.          Notices.  All notices or other communications to Guarantor or Beneficiary shall be in writing and shall be given in the same manner and with the same effect as set forth in the Guaranteed Contract.  Guarantor’s address for notices is as follows:

Brookfield Infrastructure Fund II-A, L.P.

Brookfield Infrastructure Fund II-A (CR) L.P.

Brookfield Infrastructure Fund II-B, L.P.

Brookfield Infrastructure Fund II-C, L.P.

Brookfield Infrastructure Fund II-D, L.P.

Brookfield Infrastructure Fund II-D (CR) L.P.

Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attn: Mark Srulowitz
Facsimile: 212-417-7272

Beneficiary’s address for notices is as follows:

Buckeye Gas Storage LLC
One Greenway Plaza, Suite 600
Houston, Texas  77046
Facsimile:  (832) 615-8603
Attention:  Todd J. Russo

Email: trusso@buckeye.com

with a copy to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor

New York, New York 10103-0040
Facsimile:  (917) 849-5317
Attention:  Caroline Blitzer Phillips
Email: cphillips@velaw.com

or such other address as either Guarantor or Beneficiary shall from time to time specify to the other party.

12.           Termination.  This Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on Guarantor, its successors and permitted assigns until, and shall terminate upon the earlier of, (i) the date on which Guarantor has contributed the full amount of the Obligations to Obligor, and (ii) the date that is ten (10) days after the date the Guaranteed Contract terminates.

13.           GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

14.          Waiver of Right to Trial by Jury.  Each Party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Guaranty or any Obligations.

15.          Amendment.  This Guarantee may be amended, varied or otherwise modified only by a written instrument signed by duly authorized representatives of Guarantor and Beneficiary.

16.          Entire Agreement.  This Guaranty constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof.

17.          Counterparts; Signatures.  This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

IN WITNESS WHEREOF, Guarantor has caused its duly authorized officer to execute and deliver this Guaranty as of the date first above written.

BROOKFIELD INFRASTRUCTURE FUND II-A, L.P. by its General Partner	BROOKFIELD INFRASTRUCTURE FUND II-A (CR), L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC	BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	By:
Name:	Name:
Title:	Title:

BROOKFIELD INFRASTRUCTURE FUND II-B, L.P. by its General Partner	BROOKFIELD INFRASTRUCTURE FUND II-C, L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC	BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	By:
Name:	Name:
Title:	Title:

BROOKFIELD INFRASTRUCTURE FUND II-D, L.P. by its General Partner	BROOKFIELD INFRASTRUCTURE FUND II-D (CR), L.P. by its General Partner
BROOKFIELD INFRASTRUCTURE FUND GP II LLC	BROOKFIELD INFRASTRUCTURE FUND GP II LLC

By:	By:
Name:	Name:
Title:	Title:

Beneficiary agrees to take such steps as Guarantor may reasonably request, at Guarantor’s expense, to implement the subrogation referenced in Paragraph 5 of this Guaranty.

BUCKEYE GAS STORAGE LLC

By:
Name:
Title:
Date: